As  Filed  with  the  Securities  and  Exchange  Commission January 30, 2003
                                                  Registration  No.  333-74396

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                                    Form SB-2

                          Pre-Effective Amendment No. 7

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                CORPFIN.COM, INC.
                  (Name of small business issuer in its charter)

         Delaware                         523110               34-6565596
 (State Or Jurisdiction Of     (Primary Standard Industrial  (I.R.S. Employer
Incorporation Or Organization)  Classification Code Number) Identification No.)

                            Atlanta Financial Center
                         3353 Peachtree Road, Suite 942
                                Atlanta, GA 30326
                                  404-504-9129
          (Address and telephone number of principal executive offices)

                                 John C. Canouse
                            Atlanta Financial Center
                         3353 Peachtree Road, Suite 942
                                Atlanta, GA 30326
            (Name, address and telephone number of agent for service)

                                   Copies to:
                               Gary B. Wolff, Esq.
                          747 Third Avenue, 25th Floor
                               New York, NY 10017
                            Telephone - 212-644-6446
                            Facsimile - 212-644- 6498

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
__________________________________________________________________________________________________________________________________
  Title Of Each Class Of               Amount            Proposed Maximum         Proposed Maximum               Amount of
Securities To Be  Registered     To Be Registered   Offering Price Per Unit    Aggregate Offering Price(1)     Of Registration Fee
------------------------------  ------------------  ------------------------   ---------------------------   ----------------------
Common  stock,  $.001
par value per share                   892,000                 $1.25                    $1,115,000                   $102.58

Warrant to purchase
Common Stock (2)                      1                       $100.00                  $100.00                      $0.01

Common Stock, $.001 par value
Per share (3)                         22,300                  $1.50                    $33,450                      $3.08

Total                                                                                                               $105.67(4)

------------------------------  ------------------  ------------------------   ---------------------------   ----------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(f) under the Securities Act of 1933.
(2)     To be issued to the underwriter.
(3)     Issuable upon exercise of the Warrant to be issued to the underwriter.
(4)     Previously paid.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

                  Subject To Completion, Dated February __ , 2003

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the securities and exchange commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                                914,300 Shares of

                                  Common Stock

                                Corpfin.com, Inc.

     Corpfin.com, Inc., which is referred to as "Corpfin" throughout this prospectus, is registering 700,000 shares of its common stock that will be issued to eSAFETYWORLD to satisfy Corpfin's obligation under a consulting agreement. eSAFETYWORLD, Inc. is distributing these shares as a dividend to its stockholders of record on the record date of January 15, 2003. The distribution will be pro rata to the eSAFETYWORLD stockholders based on the number of shares owned by each. eSAFETYWORLD stockholders will receive one share of Corpfin common stock for each 4.29 shares of eSAFETYWORLD held. Fractional shares will be rounded to the nearest whole share. eSAFETYWORLD will send Corpfin stock certificates to the eSAFETYWORLD stockholders on or about [__________], 2003. This distribution is taxable as a dividend for federal income tax purposes to the extent that eSAFETYWORLD has current or accumulated earnings and profits. Corpfin will not receive any proceeds from the distribution of the shares.


     This prospectus also relates to the resale of (i)192,000 shares of Corpfin common stock (including 96,000 shares underlying a warrant to purchase 96,000 shares) by the stockholder named under the caption "Selling Stockholder" and
(ii) 22,300 shares of Corpfin common stock underlying a five-year warrant granted to the underwriter, I-Bankers Securities, Inc., to purchase up to 22,300 shares at 120% of the offering price, exercisable commencing one year from the effective date of this registration statement and for a period of four years thereafter. The selling stockholder and underwriter may only offer and sell, from time to time, common stock using this prospectus in transactions at a fixed offering price of $1.25 per share until a trading market develops in the Corpfin common stock, at which time the selling stockholder and underwriter may sell shares at market prices, which may vary, or at negotiated prices. The selling stockholder and underwriter will receive all of the proceeds from the sale of the 192,000 and 22,300 shares, respectively, and will pay all underwriting discounts and selling commissions relating to the sale of the shares.

     This offering is being made pursuant to the provisions of Rule 2720 of the NASD Conduct Rules and is being made by Corpfin, an NASD member firm, of our own common stock. I-Bankers Securities, Inc., another NASD member firm, has agreed to act in the capacity as a qualified independent underwriter, as required by Rule 2720, in conducting due diligence and in pricing the offering, if needed.

     There currently is no public market for the shares of Corpfin common stock.

     eSAFETYWORLD, the selling stockholder and any broker-dealers that participate in the Distribution of the shares are deemed to be "underwriters" within the meaning of section 2(11) of the Securities Act of 1933. Any compensation received and any profits realized by eSAFETYWORLD, the selling stockholder or such broker-dealers may be considered underwriting discounts and commissions under the Securities Act.

     THE OWNERSHIP OF CORPFIN COMMON STOCK INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS FEBRUARY [__], 2003.

                                TABLE OF CONTENTS



Summary . . . . . . . . . . . . . . . . . . . . . . . . . .     5
Risk  Factors   . . . . . . . . . . . . . . . . . . . . . .     9
Forward-Looking  Statements . . . . . . . . . . . . . . . .    12
The  Distribution   . . . . . . . . . . . . . . . . . . . .    12
Relationship  Of  eSAFETYWORLD  And  Corpfin  Before And
    After The Distribution  . . . . . . . . . . . . . . . .    17
Use  Of  Proceeds   . . . . . . . . . . . . . . . . . . . .    17
Dividend  Policy    . . . . . . . . . . . . . . . . . . . .    17
Capitalization  . . . . . . . . . . . . . . . . . . . . . .    17
Corpfin's  Business   . . . . . . . . . .  . . . . .  . . .    19
Management's  Discussion  And  Analysis  Of  Results Of
    Operations And Financial Condition  . . . . . . . . . .    25
Description  Of  Corpfin's  Capital  Stock  . . . . . . . .    34
Securities  Of  Certain  Beneficial  Owners  And  Management   38
Quoting  And  Trading  Of  Corpfin  Common  Stock . . . . .    39
Underwriting  . . . . . . . . . . . . . . . . . . . . . . .    42
Certain  Relationships  And  Related  Transactions  . . . .    42
Selling  Stockholder  . . . . . . . . . . . . . . . . . . .    44
Legal  Matters  . . . . . . . . . . . . . . . . . . . . . .    46
Experts   . . . . . . . . . . . . . . . . . . . . . . . . .    47
Available  Information  . . . . . . . . . . . . . . . . . .    47
Changes  In  And  Disagreements  With  Accountants
   On  Accounting And Financial Disclosure  . . . . . . . .    48

                                     SUMMARY

     The following is a summary of certain information contained in this document. While this summary provides an accurate description of all material information included in this document, it is qualified in its entirety by the more detailed information and financial statements contained elsewhere in this document. The summary also addresses various questions that you may have about the pro rata distribution to eSAFETYWORLD stockholders of 700,000 shares of Corpfin common stock by eSAFETYWORLD. We refer to this distribution in this document as the "Distribution." The summary also provides information about the selling stockholder.

Why You Were Sent This Document

     eSAFETYWORLD sent you this document because you were an owner of eSAFETYWORLD common stock on January 15, 2003. Holders of record of eSAFETYWORLD common stock, as of the close of business on January 15, 2003, will be entitled to receive a pro rata distribution of one share of Corpfin for every 4.29 shares of eSAFETYWORLD common stock held. No action is required on your part to participate in the Distribution, and you are not required to pay cash or other consideration to receive your Corpfin shares. No stockholder approval of the Distribution is required or sought. eSAFETYWORLD is not asking you for a proxy, and you are requested NOT to send a proxy to eSAFETYWORLD.

Summary of Corpfin's Business


     Corpfin is a Delaware corporation incorporated in April 1999 and is a licensed broker-dealer. We specialize in arranging private placements and other financings for public companies. We also provide a limited range of other corporate finance functions, including business consulting and merger and acquistion services and retail brokerage services primarily for our officers, directors and other related or affiliated parties. We anticipate that most of our future revenues will come from our investment banking and corporate finance activities even though we have relied heavily on revenues from retail brokerage activities with related parties since January 2001. Our principal source of fees in the future is expected to come from commissions associated with completed financings and, to a lesser extent, from commissions on trading activities and fees derived from consulting services if we are successful in implementing our business plan, of which there are no assurances.


     We use our website on the Internet, located at www.Corpfin.com, and the contacts of our senior management to identify opportunities and potential investors.

     All share and per share amounts reflected in this prospectus give retroactive effect to a 2.5 to 1 reverse stock split declared on February 7, 2002.

     Our corporate office is located at Atlanta Financial Center, 3353 Peachtree Road, Suite 942, Atlanta, GA 30326, and our telephone number is 404-504-9129.

Q1:     WHAT IS THE DISTRIBUTION?

A: The Distribution is the method by which eSAFETYWORLD will distribute shares held by it in Corpfin resulting in Corpfin becoming a publicly-held company with approximately 1,000 shareholders. Following the completion of the Distribution, Corpfin will comply with the periodic filing requirements of the Securities Exchange Act of 1934. This means that shareholders will have access to unaudited quarterly financial information and audited financial information at the conclusion of each fiscal year.

     According to the terms of the Distribution, eSAFETYWORLD will distribute to its stockholders, as of the close of business on January 15, 2003, in a dividend, one share of Corpfin common stock for every 4.29 shares of eSAFETYWORLD common stock held on January 15, 2003. Of the shares distributed by eSAFETYWORLD, 35.7% will be distributed to shareholders who are considered affiliates of eSAFETYWORLD by virtue of their status as officers or directors, and the remainder will be distributed to shareholders who are not considered affiliates of eSAFETYWORLD. No shares are being distributed to affiliates of Corpfin.

     eSAFETYWORLD received the 700,000 shares being distributed in consideration for consulting services. The principal services provided involve eSAFETYWORLD assisting us in developing our ability to provide consulting and corporate finance services to clients. Corpfin has agreed to pay eSAFETYWORLD an aggregate of 700,000 shares of Corpfin's common stock in compensation for these services. The negotiated value of these services was $200,000 or $.29 per share. However, for financial reporting purposes, the shares issued were valued at $1.25 per share, the price at which shares were sold to independent investors during 2001. The consulting agreement expired in January 2002, after which time eSAFETYWORLD had no further obligation to perform any services other than to assist us in the preparation of this prospectus.

     There is currently no trading market for the shares of Corpfin common stock, and neither eSAFETYWORLD, the Selling Stockholder nor Corpfin can assure that a trading market will develop. Corpfin is applying to have its common stock quoted on the Over-the-Counter Bulletin Board ("OTCBB") under the symbol "CPFN" effective at the time of the distribution. In September 2001, Corpfin sold 96,000 shares of its common stock to an unrelated party for $1.25 per share. There can be no assurances that this price will in any way reflect the price at which our shares will trade after the effectiveness of this registration statement.

Q2:  WHY IS ESAFETYWORLD EFFECTING THE DISTRIBUTION?

A: eSAFETYWORLD is effecting the Distribution because it believes that the Distribution may result in an increase in the value of Corpfin common stock and provide potential value to eSAFETYWORLD's stockholders because it may provide stockholders with a source of liquidity. In addition, more investors may be interested in making an investment in a public company rather than in a private company.

Q3:  WHAT IS THE TAX EFFECT OF THE DISTRIBUTION?

A: Dividends and distributions received are taxable as ordinary income for federal income tax purposes pursuant to Section 311 of the Internal Revenue Code provided that eSAFETYWORLD has current or accumulated earnings and profits. As of September 30, 2002, eSAFETYWORLD did not have any earnings or profits. The fair market value of Corpfin's shares will be established by trading that develops immediately after the Distribution with respect to such shares. However, the Distribution is taxable even if a trading market for the shares never develops. In September 2001, Corpfin sold 96,000 shares of its common stock to an unrelated party for $1.25 per share, as adjusted by a 1 for 2.5 reverse split. There can be no assurances that this price will in any way reflect the price at which our shares will trade after the effectiveness of this registration statement.

     The foreign, state and local tax consequences of receiving the distribution may differ materially from the federal income tax consequences described above. Shareholders should consult their tax advisor.

Q4:  WHAT WILL ESAFETYWORLD STOCKHOLDERS RECEIVE IN THE DISTRIBUTION?

A: In the Distribution, eSAFETYWORLD stockholders will receive one share of Corpfin common stock as a dividend for every 4.29 shares of eSAFETYWORLD common stock they own on January 15, 2003. Immediately after the Distribution, eSAFETYWORLD's stockholders will still own their shares of eSAFETYWORLD common stock. Shares of eSAFETYWORLD common stock will represent stockholders' interests in the business of eSAFETYWORLD, and shares of Corpfin common stock that stockholders receive in the Distribution will represent their interests in the Corpfin business.

Q5:  WHAT HAPPENS TO ESAFETYWORLD SHARES AFTER THE DISTRIBUTION?

A: After the Distribution, shares of eSAFETYWORLD common stock will continue to represent ownership of the businesses of eSAFETYWORLD and will continue to be quoted under the ticker symbol "SFTY."

Q6:  WHAT DOES AN ESAFETYWORLD STOCKHOLDER NEED TO DO NOW?

A: eSAFETYWORLD stockholders do not need to take any action. The approval of the eSAFETYWORLD stockholders is not required to effect the Distribution, and eSAFETYWORLD is not seeking a proxy from any stockholders. eSAFETYWORLD stockholders should not send in their eSAFETYWORLD share certificates to effect the Distribution. eSAFETYWORLD stockholders will automatically receive their shares of Corpfin common stock shortly following the Distribution.

     Stockholders of eSAFETYWORLD with inquiries related to the Distribution should contact eSAFETYWORLD at 80 Orville Drive, Bohemia, NY 11716. eSAFETYWORLD's telephone number is 631-244-1454.

Selling Stockholder

     This prospectus also relates to the resale of 192,000 shares of Corpfin common stock (including 96,000 shares underlying a warrant to purchase 96,000
shares) by the stockholder named under the caption "Selling Stockholder."   The
selling stockholder may only offer and sell, from time to time, common stock using this prospectus in transactions at a fixed offering price of $1.25 per share until a trading market develops in the Corpfin common stock, at which time the selling stockholder may sell shares at market prices, which may vary, or at negotiated prices. The selling stockholder will receive all of the proceeds from the sale of the 192,000 shares and will pay all underwriting discounts and selling commissions relating to the sale of the shares.

Corpfin summary financial data

     A summary of our financial history follows:


                                                    Nine Months ended
                     Year ended December 31,           September 30,
                      2000          2001          2001            2002
                -------------   -----------   -------------   ------------
Revenues         $   478,726     $  273,570     $  248,314     $  107,470
Expenses           1,620,069      2,359,785        816,641        748,241
Net loss          (1,141,343)    (2,086,215)      (568,327)      (640,771)
Loss per share   $     (0.06)    $    (0.11)    $    (0.03)    $    (0.03)

Note - Related party revenue consisted of $218,334 in 2000 and $284,178 in 2001. Revenue from related parties amounted to $102,268 for the nine months ended September 30, 2002.

     A summary of balance sheet information follows:
                                                       Nine Months ended
                            Year ended December 31,      September 30,
                               2000           2001            2002
                         -------------   ------------    -------------
Total current assets       $  319,143     $  170,477       $  235,453
Total assets                  560,292        248,280          244,762
Total liabilities              83,876          8,079            5,331
Total shareholders' equity    476,416        240,201          239,431

                                  RISK FACTORS

     In addition to the information contained elsewhere in this document, you should carefully read the following risk factors related to Corpfin and the Distribution.

CORPFIN IS IN THE EARLY STAGES OF ITS DEVELOPMENT AND ANTICIPATES OPERATING LOSSES. OUR HISTORY IS TOO LIMITED FOR YOU TO MAKE MEANINGFUL CONCLUSIONS ABOUT OUR CHANCES TO SUCCEED.

     Corpfin was incorporated in April 1999. Since inception, we have devoted a substantial portion of our activities to developing and implementing a business plan. Therefore, our operating history is insufficient to use as a determinant of our future performance and prospects. Corpfin cannot be certain that its business strategy will be successful or that it will ever be able to realize profitable operations. Furthermore, we believe that it is probable that we will incur operating losses and negative cash flow for the foreseeable future. These factors could cause us to cease operations before we reach profitability.

CORPFIN HAS INCURRED SIGNIFICANT OPERATING LOSSES, AND ITS AUDITORS' REPORT STATES THAT THERE IS SUBSTANTIAL DOUBT ABOUT ITS ABILITY TO CONTINUE AS A GOING CONCERN.

     Corpfin has an accumulated deficit of $4,704,119 as of September 30, 2002. Our auditors included an explanatory paragraph in their report on our financial statements for the year ended December 31, 2001 describing conditions that raise substantial doubt about Corpfin's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the effects of this uncertainty. No assurances can be given that Corpfin will generate sufficient revenue to continue as a going concern.

A SUBSTANTIAL PORTION OF OUR REVENUES HAS BEEN DERIVED FROM AFFILIATED PARTIES INVOLVING TRANSACTIONS OR A SERIES OF TRANSACTIONS THAT ARE NOT EXPECTED TO RECUR. ACCORDINGLY, OUR LEVEL OF PAST REVENUE IS NOT INDICATIVE OF FUTURE REVENUES.

     A substantial portion of our revenue over the last three years was derived from referrals, other sales transactions and retail brokerage activities with affiliated parties. These transactions, except for retail brokerage activities, are not expected to recur which means that our past revenue levels may not be indicative of the revenue levels that we may realize in the future. We may be unable to generate revenues from unrelated parties in which case we would be unable to execute our plan and continue our business.


CORPFIN WILL NEED FINANCING WHICH MAY NOT BE AVAILABLE. IF THE FINANCING IS NOT AVAILABLE, WE ARE UNLIKELY TO BE ABLE TO IMPLEMENT OUR BUSINESS STRATEGY SUCCESSFULLY.

     All of our activities have been funded by our founding shareholders. These shareholders do not have an obligation or commitment to make further investments. Corpfin has not established any other source of equity or debt financing. Corpfin will require financing to implement its strategic plan and maintain compliance with the capital requirements imposed on us by the regulators. There can be no assurance that financing will be available or found. If Corpfin is unable to obtain financing, we will not be able to generate profitable activities and may cease operations.

     If we are unable to obtain financing or if the financing we do obtain is insufficient to cover any operating losses we may incur, we may substantially curtail or terminate our operations or seek other business opportunities through strategic alliances, acquisitions or other arrangements that may dilute the interests of existing stockholders.

SHAREHOLDERS MAY BE DILUTED SIGNIFICANTLY THROUGH OUR EFFORTS TO OBTAIN FINANCING AND SATISFY OBLIGATIONS. YOU WILL NOT BE ASKED TO VOTE ON THESE DECISIONS.

     We have no committed source of financing. We may attempt to use noncash consideration to satisfy obligations or pay for needed services. In many instances, we believe that the noncash consideration will consist of shares of our stock. In addition, if a trading market develops for our common stock, we may attempt to raise capital by selling shares of our common stock, possibly at a discount to market. These actions may result in material dilution of the ownership interests of existing shareholders. Shareholder consent for these actions will not be sought unless required by law or our governing documents.

THE REARDEN TRUST HAS COMPLETE CONTROL OVER ALL SHAREHOLDER VOTES.

     Following the completion of the Distribution, The Rearden Trust will own approximately 78% of our outstanding common stock. Therefore, The Rearden Trust will be able to control all votes of stockholders and elections of members of the board of directors. John Canouse, our chief executive officer, president, and chairman, is a beneficiary of The Rearden Trust.


THE TRADING PRICE OF CORPFIN COMMON STOCK IS LIKELY TO BE SUBJECT TO SIGNIFICANT FLUCTUATIONS.

     There can be no assurance as to the prices at which the Corpfin common stock will trade on or after the Distribution date. Until the Corpfin common stock is fully distributed and an orderly market develops in the Corpfin common stock, if ever, the price at which our stock trades may fluctuate significantly and may be lower or higher than the price that would be expected for a fully distributed issue. Prices for the Corpfin common stock will be determined in the marketplace and may be influenced by many factors, including:

-     the depth and liquidity of the market for Corpfin common stock,

- developments affecting the business of Corpfin generally and the impact of those factors referred to below in particular,

-     investor perception of Corpfin, and

-     general economic and market conditions.

No assurance can be given that an orderly trading market will ever develop for our stock. In any event, there is no relationship between the Distribution and the development of a trading market of any kind. If a trading market does not develop, you may be unable to sell your shares or may receive an insignificant amount for the shares.

CORPFIN COMMON STOCK HAS NO PRIOR TRADING MARKET OR LIQUIDITY. THERE ARE NO ASSURANCES THAT A MARKET WILL EVER DEVELOP.

     Prior to the date of this document, there has not been any established trading market for Corpfin common stock. Application will be made to quote the shares of Corpfin common stock on the OTCBB under the symbol "CPFN." Corpfin cannot predict the likelihood of the application being accepted. If the application is accepted, Corpfin cannot predict the extent to which investor interest in the company will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

     In addition, Corpfin's common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for the common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Also, the stock market in general has experienced extreme price and volume volatility that has especially affected the market prices of securities of many companies. At times, this volatility has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of the common stock, regardless of Corpfin's actual operating performance. This volatility and lack of liquidity might keep you from reselling your shares at or above the price on the Distribution date if such a price is set by a market maker.

WE ARE SUBJECT TO EXTENSIVE REGULATION. NONCOMPLIANCE WITH REGULATIONS COULD RESULT IN OUR BEING CLOSED DOWN, FINED OR BOTH.

     Our business, and the securities industry generally, is subject to extensive regulation at both the federal and state level by various regulatory agencies which are charged with protecting the interests of customers. Self-regulatory organizations such as the National Association of Securities Dealers, Inc., known as the "NASD," and state securities commissions require strict compliance with their respective rules and regulations. Failure to comply with any of these laws, rules and regulations could result in:

-     fines,

-     suspension,

-     industry expulsion, or

-     criminal prosecution.

     Certain regulatory bodies perform audits or other procedures to ensure compliance with their rules and regulations. Our failure to comply with regulations could result in the termination of our business.

WE OPERATE IN A VERY LITIGIOUS INDUSTRY. THEREFORE, WE ARE MORE LIKELY TO BE INVOLVED IN LITIGATION THAN ARE COMPANIES IN OTHER INDUSTRIES.

     Many aspects of our business involve substantial risks of potential liability and regulatory enforcement by state and federal regulators. In recent years, there has been an increasing incidence of litigation involving participants in the securities industry. Underwriters and agents are subject to substantial potential liability for material misstatements and omissions in prospectuses and other communications relating to financing transactions. Claims by dissatisfied clients for fraud, mismanagement and breach of fiduciary duty are regularly made against broker-dealers. The cost of defending litigation could have a material adverse effect on our ability to reach profitable operations.

                           FORWARD-LOOKING STATEMENTS

     This document and other materials filed or to be filed by eSAFETYWORLD or Corpfin with the Securities and Exchange Commission, referred to as the "SEC," as well as information included in oral statements or other written statements made or to be made by eSAFETYWORLD and Corpfin, contain statements that are "forward-looking." These statements appear in a number of places in this document and include, but are not limited to, all statements relating to plans for future growth and other business development activities, as well as capital expenditures, financing sources and the effects of regulation and competition, the terms of the Distribution and all other statements regarding the intent, plans, beliefs or expectations of Corpfin, as well as its respective directors or officers. Words like "expects," "anticipates," "intends," "plans" and similar expressions also identify forward-looking statements.

     Stockholders and readers are cautioned that such forward-looking statements are not assurances of future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements.

                                THE DISTRIBUTION



Introduction

      In its meetings of September 2000 and May 2001, eSAFETYWORLD's board of directors discussed its general strategy of accepting shares of common stock as payment from clients for its consulting services and the likelihood that it would choose to distribute those shares to its stockholders upon the satisfaction of regulatory requirements. On May 2, 2001, eSAFETYWORLD's board of directors preliminarily approved the consulting agreement with Corpfin, the distribution of the stock earned from the consulting services and the filing of the registration statement covering the Distribution. eSAFETYWORLD's board of directors determined that formal approval of any such distribution and the setting of a record date would be deferred until such time as the board was able to conclude that the applicable regulatory requirements would be satisfied in the foreseeable future and the board could evaluate the effect of such a distribution and set a record date that complied with all applicable requirements and provided sufficient time for preparation of certificates and prospectuses for mailing.

     Subsequently, in June 2001, we entered into a consulting agreement with eSAFETYWORLD under which we have agreed to pay eSAFETYWORLD a total of 700,000 shares of common stock. In December 2001, we filed a registration statement on form SB-2 for the distribution of those 700,000 shares with the Securities and Exchange Commission. In anticipation of resolving the outstanding comments from the staff of the Securities and Exchange Commission on the amended registration statement, eSAFETYWORLD's board of directors took action by unanimous written consent dated January 6, 2003 to formally declare a dividend payable to each holder of record of eSAFETYWORLD common stock of one share of Corpfin common stock for every 4.29 shares of eSAFETYWORLD common stock held as of the close of business on the record date, to authorize the distribution and to set a record date of January 15, 2003. Holders of eSAFETYWORLD common stock will not receive any fractional shares of Corpfin common stock in connection with the Distribution.


     On or about the Distribution date following receipt of the shares of Corpfin from Corpfin, eSAFETYWORLD will deliver the shares of Corpfin common stock to the holders of record of eSAFETYWORLD common stock as of the close of business on the record date through eSAFETYWORLD's regular administrative and clerical personnel, with the assistance of the regular personnel of its transfer agent. The Distribution is expected to be made on or about [______], 2003.

     Shares of Corpfin common stock distributed to eSAFETYWORLD stockholders will be freely transferable, except for shares of Corpfin common stock received by persons who may be deemed to be "affiliates" of Corpfin under the Securities Act of 1933, as amended. Persons who may be deemed to be affiliates of Corpfin after the Distribution generally include individuals or entities that control, are controlled by or are under common control with Corpfin, and may include senior officers and directors of Corpfin, as well as principal stockholders of Corpfin. Persons who are affiliates of Corpfin following the Distribution will be permitted to sell their shares of Corpfin common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Section 4(1) of the Securities Act or Rule 144 issued under the Securities Act.

     eSAFETYWORLD has approximately 1,000 shareholders. These shareholders will be mailed copies of the prospectus at least 48 hours prior to the Distribution.

Reasons for the Distribution

     On June 1, 2001, eSAFETYWORLD signed an agreement to provide certain general business and management consulting services to Corpfin. The principal services provided involve eSAFETYWORLD assisting us in developing our ability to provide consulting and corporate finance services to clients. Corpfin has agreed to pay eSAFETYWORLD an aggregate of 700,000 shares of Corpfin's common stock in compensation for these services.

     In agreeing to assist Corpfin, eSAFETYWORLD considered the following key factors:

- eSAFETYWORLD's management team has developed significant expertise that it believed could be applied to other companies and industries;

- eSAFETYWORLD's strong liquidity compared to its projected requirements at the time of engagement made it appropriate to consider non-cash consideration for the services to be provided;

- eSAFETYWORLD believed that Corpfin's strategic plan has strong potential if executed effectively; and

- eSAFETYWORLD might maximize the long-term financial return to its stockholders by obtaining stock in Corpfin and distributing it to its stockholders.

     Based on these considerations, eSAFETYWORLD agreed to accept an aggregate of 700,000 shares of Corpfin common stock in consideration for the principal consulting services that it is providing to us. The principal services provided involve eSAFETYWORLD assisting us in developing our ability to provide consulting and corporate finance services to clients. Previously, our principal business model involved trying to arrange private placements on the Internet. The negotiated value of these services was $200,000 or $.29 per share. However, for financial reporting purposes the shares issued were valued at $1.25 per share, the price at which shares were sold to independent investors during 2001. The consulting agreement expired in January 2002, at which time eSAFETYWORLD had no further obligation to perform any services other than to assist us in the completion of this prospectus. The shares have been issued to an escrow account over which eSAFETYWORLD has no control. The shares will be released from the escrow account to eSAFETYWORLD within 24 hours following the effectiveness of this registration statement. These 700,000 shares constitute approximately 3.5% of the issued and outstanding common stock of Corpfin at September 30, 2002.

     eSAFETYWORLD now proposes to distribute these 700,000 shares to the eSAFETYWORLD stockholders, pro rata in proportion to the number of shares of eSAFETYWORLD held by each. Accordingly, the eSAFETYWORLD stockholders will receive one share of Corpfin common stock for each 4.29 shares of eSAFETYWORLD held by them.

     eSAFETYWORLD believes that the Distribution of Corpfin shares and the resulting creation of a publicly-held corporation may offer the stockholders of eSAFETYWORLD greater liquidity than if the shares received by eSAFETYWORLD were retained by it. In addition, the Distribution will result in Corpfin becoming a publicly-held company with equity securities that could be used in its compensation programs and to facilitate potential alliances.

Form of Distribution transaction

     At the time of the Distribution, eSAFETYWORLD will hold 700,000 shares of Corpfin's common stock, which will represent approximately 3.5% of the total number of Corpfin's shares of common stock outstanding.

     The Distribution is the method by which eSAFETYWORLD will distribute these 700,000 shares of Corpfin to its stockholders resulting in Corpfin becoming a publicly-held company. After the Distribution, stockholders of eSAFETYWORLD will continue to own their shares in eSAFETYWORLD and the Corpfin shares distributed to them.

       eSAFETYWORLD, the selling stockholder and any broker-dealers that participate in the Distribution or sale of the shares are deemed to be statutory "underwriters" within the meaning of Section 2(11) of the Securities Act. eSAFETYWORLD has advised us that it will comply with the prospectus delivery requirements that apply to a statutory underwriter in connection with the distribution of our shares as a dividend to its stockholders. Further, eSAFETYWORLD has acknowledged to us that it is familiar with the anti-manipulation rules of the SEC, including Regulation M under the Securities Exchange Act of 1934. These rules apply to sales by eSAFETYWORLD, the selling stockholder and any broker-dealers that participate in the Distribution or sale of the shares in the market, following the creation of a public market, if such a market ever develops.

     With certain exceptions, Regulation M prohibits any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in an applicable distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. The foregoing restrictions may affect the marketability of our common stock.

Manner of effecting the Distribution

     The Distribution will be made on the Distribution date to holders of record of eSAFETYWORLD common stock at the close of business on the record date. Based on the 3,000,000 shares of eSAFETYWORLD common stock outstanding as of September 30, 2002, the Distribution will consist of one share of Corpfin common stock for each 4.29 shares of eSAFETYWORLD held. eSAFETYWORLD will not deliver scrip evidencing a fractional share or pay any related amount to a stockholder who would be entitled to a fractional share.

     Prior to the Distribution date, eSAFETYWORLD will deliver the shares of Corpfin common stock to be distributed to the Distribution agent. The Distribution agent will mail, on or about the Distribution date, certificates representing the shares of Corpfin common stock to eSAFETYWORLD stockholders of record as of the close of business on the record date. Holders of eSAFETYWORLD common stock will not receive any fractional shares of Corpfin common stock in connection with the Distribution.

     Holders of eSAFETYWORLD common stock will not be required to pay for shares of Corpfin common stock received in the Distribution, or to surrender or exchange certificates representing shares of eSAFETYWORLD common stock in order to receive shares of Corpfin common stock. No stockholder approval of the Distribution is required or sought. eSAFETYWORLD is not asking you for a proxy and you are requested NOT to send a proxy to eSAFETYWORLD.

     In order to be entitled to receive shares of Corpfin common stock in the Distribution, eSAFETYWORLD stockholders must be stockholders at the close of business on the record date.

Federal income tax consequences of the Distribution

     Each eSAFETYWORLD stockholder receiving shares of Corpfin common stock in the Distribution will be considered to have received a taxable distribution in an amount equal to the fair market value of Corpfin common stock received provided that eSAFETYWORLD has current or accumulated earnings and profits. At September 30, 2002, eSAFETYWORLD did not have earnings and profits. If eSAFETYWORLD does have earnings and profits on the Distribution date, the Distribution will result in:

- a dividend to the extent of such stockholder's pro rata share of eSAFETYWORLD's current and accumulated earnings and profits;

- a reduction in such stockholder's basis in eSAFETYWORLD common stock to the extent the amount received exceeds such stockholder's share of earnings and profits until such basis equals zero, and

- a gain to the extent the amount received exceeds the sum of the amount treated as a dividend and the amount treated as a reduction of the stockholder's basis in eSAFETYWORLD common stock. Any gain of this type will generally be capital gain if the eSAFETYWORLD common stock is held as a capital asset on the Distribution date.

     The fair market value of Corpfin's shares will be established by trading that develops immediately after the Distribution with respect to such shares. However, the Distribution is taxable even if a trading market for the shares never develops. In September 2001, Corpfin sold 96,000 shares of its common stock to an unrelated party for $1.25 per share. There can be no assurances that this price will in any way reflect the price at which our shares will trade after the effectiveness of this registration statement. eSAFETYWORLD stockholders should consult their own advisors as to the specific tax consequences of the Distribution, including the application and effect of foreign, state and local tax laws.

Selling Stockholder

     This prospectus also relates to the resale of 192,000 shares of Corpfin common stock (including 96,000 shares underlying a warrant to purchase 96,000 shares) by the stockholder named under the caption "Selling Stockholder." The selling stockholder may only offer and sell, from time to time, common stock using this prospectus in transactions at a fixed offering price of $1.25 per share until a trading market develops in the Corpfin common stock, at which time the selling stockholder may sell shares at market prices, which may vary, or at negotiated prices. The selling stockholder, who has no affiliation with eSAFETYWORLD and no affiliation with us except for the shares being registered herein, will receive all of the proceeds from the sale of the 192,000 shares and will pay all underwriting discounts and selling commissions relating to the sale of the shares.

Legal matters

     Corpfin is not involved in any litigation or legal proceedings.

   RELATIONSHIP OF ESAFETYWORLD AND CORPFIN BEFORE AND AFTER THE DISTRIBUTION

     Prior to the Distribution, eSAFETYWORLD shall be issued approximately 3.5% of the issued and outstanding common stock of Corpfin, which it will have received as consideration for entering into a consulting agreement to provide Corpfin with strategic planning and management consulting services as well as administrative support services.

     After the Distribution, eSAFETYWORLD will not own any shares of the outstanding shares of Corpfin, and Corpfin will be a publicly-held company with approximately 1,000 shareholders. Corpfin will not have any ownership interest in eSAFETYWORLD, and no one will hold management positions with or be a director of both companies.

                                 USE OF PROCEEDS

     We will receive no proceeds from the resale of the common stock by the selling stockholder, and we are paying all expenses in connection with this registration statement. However, we will receive proceeds from the exercise of warrants, if any, by (i) Harbour Nominees, Ltd. to purchase 96,000 shares at an exercise price of $1.25 per share and (ii) I-Bankers Securities, Inc. to purchase 22,300 shares at an exercise price of $1.50 per share. The warrants may never be exercised in which case there would be no proceeds. We intend to use any proceeds from the possible exercise of the warrants for working capital and general corporate purposes.


                                 DIVIDEND POLICY

     The payment and level of cash dividends by Corpfin after the Distribution will be subject to the discretion of the board of directors of Corpfin. Corpfin currently intends to retain future earnings, if any, for the development of our business and does not anticipate paying cash dividends in the foreseeable future. Future dividend decisions will be based on, and affected by, a number of factors, including the operating results and financial requirements of Corpfin, as well as regulatory requirements. Corpfin has not paid any dividends from the time of its inception through the period ended September 30, 2002.

                                 CAPITALIZATION

     At September 30, 2002, Corpfin had total capitalization of $239,430. The following table sets forth the unaudited capitalization of Corpfin at September 30, 2002 and is qualified in its entirety by the financial statements of Corpfin and other information contained elsewhere in this document. See "Risk Factors."

                                                             SEPTEMBER 30,
                                                                 2002
                                                        ------------------------

     Long-term debt                                     $                    -
                                                        ------------------------
     Shareholders' equity:

     Convertible preferred stock, Series A,
       $.001 par value; 35 shares
       authorized, 20 issued and outstanding                                  -
     Convertible preferred stock, Series B,
       $.001 par value: 2,500,000 shares
       authorized, 600,000 issued and outstanding                           600
     Convertible preferred stock, Series C,
       $.001 par value; 1,000 shares
       authorized, 100 issued and outstanding                                 -
     Common  stock,  $.001 par value;
       authorized - 95,000,000 shares; issued and
       outstanding 21,064,294 shares (1)                                 21,064
     Additional paid-in capital                                       4,921,885
     Accumulated deficit                                             (4,704,119)
                                                        ------------------------
   Total shareholders' equity                           $               239,430
                                                        ========================

(1) On September 28, 2001, we issued a warrant to an unrelated party entitling the holder to purchase 96,000 shares of our common stock at $1.25 per share. The value of these warrants was nominal based on the strike price relative to the fair value of the stock.

On October 10, 2001, we granted stock options to purchase 1,000,000 shares of our common stock at an exercise price of $1.25 per share. Options awarded under these grants vest beginning May 1, 2002 according to the following schedule: 1/3 on May 1, 2002, 1/3 on May 1, 2003, and 1/3 on May 1, 2004. The option period is not to exceed five years from the date of the grant. Options are subject to adjustment to reflect stock splits.


In October 2002 we agreed to issue a warrant to I-Bankers Securities, Inc., the underwriter, entitling it to purchase up to 2.5% of the amount of shares being registered by Corpfin exercisable at a value equal to 120% of the offering price. The warrant is exercisable during the four-year period beginning one year from the date of this prospectus. The warrant, and the securities underlying the warrant, may not be sold, transferred, assigned or hypothecated for one year following the date of this prospectus, except to an individual who is an officer or partner of I-Bankers Securities, Inc., by will or by laws of descent and distribution, and is not redeemable.


The information above does not assume the exercise of these options or warrants.

                               CORPFIN'S BUSINESS

     Corpfin.com, Inc. was incorporated in Delaware on April 26, 1999. We are registered with the Securities and Exchange Commission as a broker-dealer under the Securities Exchange Act of 1934 and are a member of the National Association of Securities Dealers, Inc.


     We specialize in arranging private placements and other financings for public companies. We also provide a limited range of other corporate finance functions, including business consulting and merger and acquisition services and retail brokerage services. We anticipate that most of our future revenues will come from our investment banking and corporate finance activities even though we have relied heavily on revenues from retail brokerage activities with related parties since January 2001. Our principal source of fees in the future is expected to come from commissions associated with completed financings and to a lesser extent from commissions on trading activities and fees derived from consulting services if we are successful in implementing our business plan, of which there are no assurances.

     Our initial business strategy involved utilizing the Internet to identify prospective security issuers and investors. In July 1999, we engaged a third party provider to design and develop a website. The website became operational in January 2000 at a cost of approximately $227,000.

     During the fourth quarter of 1999, we initiated a marketing and public relations program to make potential securities issuers and investors aware of our company. The cost of this program was approximately $325,000. In January 2001, we terminated our relationship with the public relations firm.

     In March 2001, we sold our client database to J. P. Carey Enterprises, Inc. for $80,000 in order to raise funds and because the new extensive network of potential client investors and companies that we accumulated when we hired Jimmy
B. Holton made the database less important to us. We had developed the client database as part of our daily work routine beginning in November 1999. The database consisted of company names, addresses, phone and fax numbers, email addresses, and information on each potential client's financial needs or recent financings. The database was developed through contacts made at tradeshows, via "hits" to our website, through research of periodicals, and telephone contacts with persons responding to our advertising and marketing program. The sale price of the database was determined by estimating how much it would cost for J.
P. Carey Enterprises, Inc. to duplicate the database assuming that it hired a dedicated analyst to do so.

     During the first quarter of 2001, we expanded our focus by also relying on traditional methods of seeking business to supplement our Internet strategy. In addition to our Internet strategy, we now contact potential issuers and investors directly by telephone or personal meetings. These potential issuers and investors are either those currently in our new client database or referrals from other broker-dealers and professional firms, fellow participants in industry trade shows and meetings, and contacts made through unsolicited sales calls. At the same time, we started to offer financial consulting services.


     In addition to introducing investors to issuers, we now offer our clients services relating to financings and other transactions, including, but not limited to, assistance with planning, analyzing and forecasting long-term financial outlook and needs, with locating, arranging, analyzing, negotiating and obtaining debt and equity resources, and with capital market and investor relations matters. We also assist our clients with marketing, public relations, acquisitions, strategic planning and business opportunities by introducing them to a network of sector-specific professionals including retail broker-dealers, institutional fund managers, analysts, merger and acquisition specialists, investor/shareholder relations firms and media communications experts.


     The principal form of investment that we arrange is a discretionary drawdown facility. A discretionary drawdown facility involves an agreement between an issuer and an investor under which the issuer has a put option to issue shares of its common stock to the investor on a weekly or monthly basis. The number of shares that can be put to the investor is generally linked to the average number of shares of the issuer's shares that trade each day. Most of the facilities arranged by us do not require any minimum level of shares to be sold and do not require the issuer to pay any upfront fees. We do not realize any commissions until shares are actually sold. To date we have introduced several issuers to investors who provide drawdown financing but have been unsuccessful in closing any such transaction. There are no current outstanding drawdown financings being conducted.

     We are currently registered as a broker-dealer in 28 states.

     Our trading and retail operations are regulated by the NASD. The NASD places various restrictions and limitations on the operations of member firms, subject to revision based on the NASD's experience with each firm. Under our current membership agreement, we are required to:

- maintain a minimum net capital balance of $100,000 pursuant to SEC Rule 15c3-1(a)(2)(ii); and

- clear all transactions on a fully disclosed basis through our clearing firm and not hold customer funds or safekeep customer securities. We have a clearing agreement with Fiserv Securities, Inc.

The agreement permits us to conduct business as a:

- broker or dealer retailing corporate equity or debt securities, including NASDAQ Smallcap and Bulletin Board securities;

-    trader for securities in a proprietary account;

-    agent for the private placement of securities on a "best efforts" basis;
     and

-    market maker in a maximum of five securities.


     We currently do a limited volume of retail brokerage activities primarily for our officers, directors and other related or affiliated parties. We provide both cash and margin accounts but are not permitted to offer option accounts. We charge account holders a minimum of $20 per trade plus 2% commission, but, generally, we waive the commission for our officers, directors and other employees. Corpfin does not charge a maintenance fee in excess of the $35 annual fee for IRA accounts charged by Fiserv Securities, Inc., our clearing firm. All transactions are cleared through Fiserv Securities, Inc., who carry and maintain the accounts on our behalf.

     During the year ended December 31, 2001 and the nine-month period ended September 30, 2002, we earned income of $124,945 (45% of total revenue) and $106,635 (99% of total revenue), respectively, from retail brokerage activities. We believe that these levels of revenue from retail brokerage activities will continue in the future, but as a percentage of total income, earnings from retail brokerage operations will likely decline as we focus on generating revenue from other activities such as private placements and consulting. From our inception through December 31, 2000, we earned revenue of $288,000 from private placement transactions, $28,000 of which was from a related party. No revenues from consulting have been earned from our inception to date. We have not been successful since December 31, 2000 in generating revenue from either of such activity, and no assurances can be given that we will be successful in the future in generating revenue from either private placement transactions or consulting activities. We do not expect earnings from retail brokerage operations to significantly contribute to our overall profitability and, at this time, do not plan on taking actions to develop or expand this aspect of our business. We do not currently make markets in any securities and have no current plans to do so. However, we may make markets for securities in the future if sufficient liquidity is available to us, and we believe it will be beneficial to our business.

General Transaction Approach

     The following processes would be completed by investors, issuers or broker-dealers interested in participating in a private placement through
Corpfin:

Investor Process

      A potential investor would follow the following procedures when accessing our website:

Register an account with Corpfin - Potential investors complete a template, online or with a hardcopy. For due diligence purposes, we require summary information on the investor. Increasingly, we are identifying and soliciting potential investors directly. These two approaches combine to develop our database of investors.

Receive a response from Corpfin - A compliance officer reviews the submitted information and we generally respond to the potential investor within two business days.

Issuer contacts potential investors - We will provide issuers with a list of investors who appear to meet their needs. In many cases, we provide the issuers with information about market conditions and make them aware of the terms which will typically be present in the types of financings sought. We then introduce the issuers to potential investors, either directly or by giving the issuer the information to permit them to contact investors themselves.

Complete the transaction - Once the terms between the issuer and the investor have been agreed upon, the transaction and documentation is completed offline. The closing will take place through an escrow account established by us with the Bank of New York. We receive a commission from the issuer based on the proceeds actually received. In general, we do not receive fees for obtaining or introducing commitments.

Issuing Company Process

      Issuing companies are publicly-traded companies seeking financing.

Register an account with Corpfin - This is done by completing our account form template located on our website. Our "Privacy Policy" is included online and explains how we handle all confidential information and materials that we receive.

Receive a response from Corpfin - All account applications are reviewed by our employees, and we generally respond to applicants within two business days.

Review profiles of potential investors - We provide issuers with an investor list. The list is edited to include the sources that appear to best correspond with their needs. The issuer is able to view some profile information on potential investors. The information that we provide to the issuers is from the template completed during the registration process. Starting in early 2001, we have been providing much of this information at meetings with issuers.

Opportunity alert - When an issuer decides that an investor fits their needs, they may contact the investor directly with an investment opportunity or one of our representatives will contact the potential investor to describe the proposal or opportunity. Our representatives assist in the discussions involving terms of the transaction if asked to do so by the issuer.

Complete the transaction - Once the terms between the issuer and the investor have been agreed upon, the transaction and documentation are completed offline. The closing will take place through an escrow account established by us with the Bank of New York. Corpfin charges a commission to the issuer that generally ranges from 6 to 10% of the gross proceeds received.

Broker-Dealer Process

     We also assist broker-dealers using a process similar to that for issuing companies. Broker-dealers may register on our website or deal with one of our representatives directly in order to obtain assistance in completing their deals. We also seek issuer referrals from broker-dealers.

Government Regulation

     The SEC is the federal agency responsible for the administration of the federal securities laws. Corpfin is registered as a broker-dealer with the SEC. Much of the regulation of broker-dealers has been delegated to self-regulated organizations, principally the NASD and national securities exchanges such as NASDAQ. These self-regulatory organizations adopt rules (subject to approval by the SEC) that govern the industry and conduct periodic examinations of our operations. Securities firms are also subject to regulation by state securities administrators in those states in which they conduct business. We are currently registered as a broker-dealer in 48 states and the District of Columbia.

     Broker-dealers are subject to regulation covering all aspects of the securities business, including sales method, trade practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure of securities firms, record-keeping and the conduct of directors, officers and employees. Additional legislation, changes in rules promulgated by the SEC and self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules may directly affect the mode of operation and profitability of broker-dealers. The SEC, self-regulatory organizations and state securities commissions may conduct administrative proceedings which can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer, its officers or employees. The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the securities markets, rather than protection of creditors and stockholders of broker-dealers.

     Certain regulatory bodies perform audits or other procedures to ensure compliance with their rules and regulations. We do not have any open issues relating to NASD audits; however, no assurances can be given that future audits will not result in adverse findings.

     The SEC and other regulatory bodies are also scrutinizing the terms of private placements to public entities and similar transactions, in part, because they involve issuing shares at a discount to market. In many instances, the share prices of issuers that have entered into these types of transactions have seriously eroded. In addition, some of these transactions have resulted in litigation brought by the issuer. These transactions are also frequently the subject of articles in the financial press. Our business may be adversely affected if the SEC imposes rules that make completing these types of transactions more difficult in the future.

Net Capital Requirements

     As a registered broker-dealer and a member firm of the NASD, we are subject to the SEC's net capital rule. The net capital rule, which specifies minimum net capital requirements for registered brokers and dealers, is designed to measure the general financial integrity and liquidity of a broker-dealer and requires that at least a minimum part of its assets be kept in relatively liquid form. Net capital is essentially defined as net worth (assets minus liabilities), plus qualifying subordinated borrowings and less certain mandatory deductions that result from excluding assets that are not readily convertible into cash and from valuing certain other assets, such as a firm's positions in securities, conservatively. Among these deductions are adjustments in the market value of securities to reflect the possibility of a market decline prior to disposition.

     Failure to maintain the required net capital may subject a firm to suspension or expulsion by the NASD, the commission and other regulatory bodies and ultimately may require its liquidation. The net capital rule also prohibits payments of dividends, redemption of stock and the prepayment or payment in respect of principal of subordinated indebtedness if net capital, after giving effect to the payment, redemption or repayment, would be less than the specified percentage (120%) of the minimum net capital requirement.

     Corpfin is required to maintain minimum net capital of 6.67% of aggregate indebtedness, or $100,000, whichever is greater. On December 31, 2000, Corpfin had aggregate indebtedness of $83,876 and its net capital, as defined, was $184,376, which exceeded requirements by $84,376. On December 31, 2001, Corpfin had aggregate indebtedness of $8,079 and its net capital, as defined, was $134,502, which exceeded requirements by $34,502. On September 30, 2002, Corpfin had aggregate indebtedness of $5,331 and its net capital, as defined, was $123,598, which exceeded requirements by $23,598.

Competition

     All aspects of our business are highly competitive. We compete or will compete directly with numerous other securities brokers and dealers, investment banking firms, life insurance sales agencies, investment advisors, leveraged buyout firms, venture funds and, indirectly for investment funds, with commercial banks. Many of our competitors have substantially greater capital and other resources than do we. Some commercial banks and thrift institutions also offer securities brokerage services and many commercial banks offer a variety of investment banking services. Competition among financial services firms also exists for investment representatives and other personnel.

     The securities industry has become considerably more concentrated and more competitive in recent years as numerous securities firms have either ceased operation or have been acquired by or merged into other firms. In addition, companies not engaged primarily in the securities business, but having substantial financial resources, have acquired leading securities firms. These developments have increased competition from firms with greater capital resources than those of Corpfin. Furthermore, numerous commercial banks have petitioned the Board of Governors of the Federal Reserve System for permission to enter into various new business activities from which they are currently barred, such as underwriting certain mortgage-backed and municipal revenue securities and securities backed by consumer loans. Various legislative proposals, if enacted, would also permit commercial banks to engage in such activities. Ultimately, these developments or other developments of a similar nature may lead to the creation of integrated financial service firms that offer a broader range of financial services.

     The securities industry has experienced substantial commission discounting by broker-dealers competing for institutional and individual brokerage and investment banking business, including many offering deeply discounted commission rates on the Internet.

     We plan on competing in this marketplace by:

-     offering products that best serve the needs of small public companies;

-     providing advice that assists small public companies to succeed;

-     negotiating competitive and fair fee arrangements;

-     providing services on a timely basis; and

- taking advantage of our senior management's contacts in the financial community.

No assurances can be given that we will be successful in implementing our plan.

Facilities

     In April 2000, we entered into a non-cancelable lease for 2,903 square feet of office space in Atlanta, GA. The lease calls for rental payments of $84,071 in 2002 and $64,788 for the period ending September 30, 2003, the expiration date of the lease.

Employees

     At November 30, 2002, Corpfin had six employees, two of whom are full-time employees. None of our employees are covered by a collective bargaining agreement.

     Corpfin's business strategy is heavily dependent upon the knowledge and business contacts of its key employees and consultants. We presently do not have employment agreements executed with any members of management or key employees. If Corpfin were to lose the services of its current officers or the consulting services of Jimmy B. Holton, it is unlikely that we would be able to implement our business plan and reach profitable operations

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
                                    CONDITION

     Corpfin has had limited operating activities since its inception.

     Revenue from referral fees and commissions earned on securities placement transactions are recognized upon payment and are normally paid within three business days after transactions are completed.

     Commissions earned on securities trading and execution transactions for brokerage clients are recognized at the time of settlement. Our clearing firm normally pays these commissions 10 to 20 days after the close of the calendar month in which settlement is made.

     For the year ended December 31, 2000, our revenue totaled $478,726. Of this amount, $208,000 (or 44%) was received from J. P. Carey Enterprises, Inc., an affiliated company. An additional $260,000 (or 54%) was received from one client which was not affiliated or related to us but was referred to us by J. P. Carey Enterprises, Inc. We also earned $10,334 from retail brokerage activities from related party transactions.

     For the year ended December 31, 2001, total gross revenue was $287,982. Our total net revenue was $273,570 which included a trading loss of $14,413. Our gross revenue included income from related parties of $284,178. Related party income included $80,000 received from the sale of a customer/prospect database to J. P. Carey Enterprises, Inc. and $21,933 for technical systems support from Technest, Inc., another affiliated company. Also, $57,500 (or 21%) was earned from referral fees paid to us by J. P. Carey Enterprises, Inc. for assistance on investment banking transactions, $17,500 of which was paid in securities. As noted previously, we incurred a trading loss of $14,413 on the sale of these securities. We also earned $124,745 (or 46%) from retail brokerage activities, which was substantially all transacted with related parties.


     We do not anticipate receiving, nor have any agreements for, additional referrals in the future from affiliated companies. We also do not anticipate any future sale of databases or other customer lists, or expect to provide technical support to affiliated companies. Therefore, past revenue levels, except those received from retail brokerage activities, may not be indicative of future revenues. However, we believe that the experience received from successful completion of the transactions noted above benefits us by providing us with creditable referrals.

     For the year ended December 31, 2000, we had total expenses of $1,620,069 and incurred a net loss of $1,141,343. For this period, employee compensation was $679,515 or 42% of total expense. For the same period, advertising expense totaled $364,069 or approximately 22% of total expenses. The amount for advertising included approximately $254,000 for advertising agency services and approximately $106,000 for website operations and hosting. These represented approximately 16% and 7%, respectively, of total expense. Total professional fees were $86,804, which included legal fees of $55,900 and accounting fees of $27,800. These represented approximately 4% and 2%, respectively, of total expense. Travel expense was $87,460 primarily resulting from company participation in industry trade shows. Office and furniture rental expense totaled $98,342.

     For the year ended December 31, 2001, we had total expenses of $2,359,785 and incurred a net loss of $2,086,215. For this period, the substantial portion of our expenses related to compensating employees (48%), professional services (35%), and depreciation and amortization (6%). Total expense and net loss increased from $1,620,069 and $1,141,343, respectively, for the year ended December 31, 2000 to $2,359,785 and $2,086,215, respectively, for the year ended December 31, 2001, due primarily to the recorded cost of stock issuable to eSAFETYWORLD and stock issued to key executives. Both of these transactions were recorded at $700,000 for a total of $1,400,000, or 59% of total expense. Generally, most other categories of expense were reduced. Advertising expense was reduced by $357,868. This expense includes the cost of agency services, which declined by $281,074 due to the termination of our advertising agency agreement. Advertising expense also includes the cost of website hosting, which was reduced by $72,175 due to the transfer of hosting operations to our own host computer. We also reduced other advertising expenses, primarily printing and direct mail, by $4,619. Professional fees increased by $739,135. This increase included the cost of stock issuable to eSAFETYWORLD, Inc. of $700,000 and $66,401 paid to Jimmy B. Holton as a consultant. It also includes an increase in accounting expense of $22,769 due primarily to the additional work associated with this registration statement. Other professional fees for banking and clearing services increased by $4,965. These increases in professional fees were partially offset by a decrease in legal expense of $55,000 as a result of our greater reliance on the services of Jose Auffant, our executive vice president and secretary, to perform services that previously were outsourced to professional firms. Travel and entertainment expense was reduced by $59,243 due to a reduction in participation in industry trade shows and the termination of an employee being reimbursed for travel expenses incurred in his commute from out of state. Our staffing was reduced from eight to seven persons at December 31, 2000 and 2001. respectively.

     We have a net operating loss carryforward of approximately $4,700,000 at September 30, 2002, which is available to reduce future federal income tax liabilities. No benefit has been recognized in our financial statements for this loss carryforward because its realization is not reasonably assured. In order to utilize the loss carryforward we must generate sufficient taxable income, of which there are no assurances. Unless we are able to generate revenue sufficient to achieve an operating profit, we will not receive a benefit from the loss carryforward.

     For the nine-month period ended September 30, 2001, our gross revenue totaled $262,727. Our total net revenue was $248,314, which included a trading loss of $14,413. Our gross revenue included income from related parties of $259,093. Related party income included $80,000 from the sale of a customer/prospect database to J. P. Carey Enterprises, Inc. and $21,933 for technical systems support from Technest, Inc. Also, $57,500 (or 23% of our total net revenue) was earned from referral fees paid to us by J. P. Carey Enterprises, Inc. for assistance on investment banking transactions, $17,500 of which was paid in securities. As previously noted, we incurred a trading loss of $14,413 on the sale of these securities. We also earned $100,632 from retail brokerage activities, $99,660 of which was earned from employees, related parties or affiliated companies of Corpfin.

     For the period ended September 30, 2002, we recorded total revenue of $107,470. We earned interest of $835 on our clearing deposit. We also earned $106,635 in brokerage commissions. Of this amount, $102,268 was received from employees, related parties or affiliated companies of Corpfin. Total revenues decreased during this period primarily because related party revenues, except those from retail brokerage activities, did not recur.

     For the period ended September 30, 2001, total expenses were $816,641 and we incurred a net loss of $568,327. Of this amount employee compensation and benefit expense was $364,407 (45%), professional service expense was $134,741 (17%), depreciation and amortization expense was $116,170 (14%), rent expense was $67,447 (8%), Communication expense was $27,136 (3%) and travel expense was $26,594 (3%).

     For the nine-month period ending September 30, 2002, total expenses were $748,241 and we incurred a net loss of $640,771. Total expense decreased by $68,400 over the same period last year and included professional service expense of $356,813 (48%), employee compensation and benefit expense of $202,686 (27%), rent expense of $67,200 (9%), data processing expense of $29,219 (4%), communication expense of $25,301 (3%), and depreciation and amortization expense of $22,453 (3%). We incurred an increase in professional services expense of $222,072 due primarily to an increase in the recorded cost of the stock issuable to eSAFETYWORLD of $87,500, an increase in the payment for services of Jimmy Holton, a consultant, of $73,121 and an increase in legal expenses of $39,756 in connection with this registration statement. Generally, most other categories of expense were reduced. Employee compensation and benefits expense was reduced by $161,721 due to the elimination of several salaried staff positions. Depreciation and amortization expense was reduced by $93,717 due primarily to our website becoming fully amortized and a number of our computers and related equipment becoming fully depreciated. Travel expense was reduced by $21,347 due to a reduction in participation in industry trade shows. In spite of the decrease in total expenses, total loss increased by $72,444 due to the decrease in revenue of $140,844 for the same period.

Liquidity

     To date, all of Corpfin's financial resources have been provided by its founding investors, who do not have an obligation to provide additional funds. Corpfin does not have any credit facilities or other commitments for debt or equity. No assurances can be given that financing will be available if necessary. We believe that current market conditions may make discretionary drawdown lines of credit or a similar equity infusion the most probable facility that may be available if our common stock begins to trade at sufficient volumes. Drawdowns under those types of facilities, if one can be obtained at all, will likely be at a price that will reflect a discount to the market value of our shares. However, no assurances can be given that we will be successful in obtaining an equity facility or any other form of investment.

     For the year ended December 31, 2000 we used cash of $1,006,649 in operations. Compensation and benefit disbursements represented $679,515 or 60% of this total. Cash paid for professional advertising services totaled $255,626 or 25% of cash used in operations. Other advertising related payments, primarily operation of our website, used $103,823 or 10% of total cash used in operations. We also made $147,000 in non-operating disbursements. This included $35,000 of restricted cash balances for a brokerage operating account at our clearing firm, $67,000 deposited with our landlord as part of the office lease, and $45,000 paid for an interest-bearing note of an affiliated company.

     For the year ended December 31, 2001 we used net cash of $626,678 in operations. Compensation and benefit disbursements represented $436,973 or 70% of cash used in operations, and disbursements for rents totaled $89,854 or 14%. Professional services disbursements included $66,500 (11% of cash used in operations) for consultants and $50,531 (8% of cash used in operations) for accounting services.

     For the nine-month period ended September 30, 2001, we used net cash of $417,805 in operations. Of total cash used, compensation and benefit disbursements were $364,407, rental disbursements were $67,447, and communication disbursements were $27,136. We also received a net cash inflow of $36,105 from investing activities, which included repayment of a note receivable from an affiliated company, Realty Logix, Inc., in the amount of $45,000. Our investing activities also included expenditures of $8,895 in advances to employees. During the same period, we received $350,000 from financing activities by selling additional common stock to J.P. Carey Enterprises, Inc.

     For the nine-month period ended September 30, 2002, we used net cash of $439,528 in operations. Compensation and benefit disbursements represented $202,686 of this amount. Cash disbursed for professional services increased substantially compared to the same period in 2001. We disbursed $181,813 for professional services including approximately $19,000 for accounting services, $40,400 for legal expenses, $99,800 for professional consulting services, and $13,400 for other professional services related to public registration expenses. We also disbursed $67,200 for office rental expense and $25,301 for communication services. During the same period, we also received contributed additions to paid-in capital of $465,000 from J.P. Carey Enterprises, Inc., one of our shareholders.

     At September 30, 2002, we had unrestricted cash of $92,069. Without additional capital contributions or the realization of revenue from projects-in-process, we will only be able to continue operations on a month-to-month basis. This capital would be requested from our founding shareholders but they are under no obligation to provide it, and we have no other sources of committed debt or equity financing.

     If we are unable to obtain financing or if the financing we do obtain is insufficient to cover any operating losses we may incur, we may substantially curtail or terminate our operations or seek other business opportunities through strategic alliances, acquisitions or other arrangements that may dilute the interests of existing stockholders. We are not currently seeking such business opportunities and, therefore, have not entered into any preliminary negotiations or agreements with any company or agent as of the date of this prospectus.

New accounting pronouncements

     No new pronouncement issued by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants or the Securities and Exchange Commission is expected to have a material impact on Corpfin's financial position or results of operations.

     On April 30, 2002, the SEC proposed a disclosure requirement for companies to include a separately-captioned section regarding the application of critical accounting policies in the "Management's Discussion and Analysis" (MD&A) section of annual reports, registration statements and proxy and information statements. The Application of Critical Accounting Policies section would encompass both disclosure about the critical accounting estimates that are made by the company in applying its accounting policies and disclosure concerning the initial adoption of an accounting policy by a company.

     The SEC's proposals define an accounting estimate recognized in the financial statements as a "critical accounting estimate" if:

- the accounting estimate requires a company to make assumptions about matters that are highly uncertain at the time the accounting estimate is made; and

- different estimates that a company reasonably could have used in the current period, or changes in the accounting estimate that are reasonably likely to occur from period to period, would have a material impact on the presentation of a company's financial condition, changes in financial condition or results of operations.

The proposals would also require the following information in the MD&A section:

- A discussion that identifies and describes the estimate, the methodology used, certain assumptions and reasonably likely changes;

- An explanation of the significance of the accounting estimate to the company's financial condition, changes in financial condition and results of operations and, where material, an identification of the line items in the company's financial statements affected by the accounting estimate;

- A quantitative discussion of changes in line items in the financial statements and overall financial performance if the company were to assume that the accounting estimate were changed, either by using reasonably possible near-term changes in certain assumption(s) underlying the accounting estimate or by using the reasonably possible range of the accounting estimate;

- A quantitative and qualitative discussion of any material changes made to the accounting estimate in the past three years, the reasons for the changes, and the effect on line items in the financial statements and overall financial performance;

- A statement of whether or not the company's senior management has discussed the development and selection of the accounting estimate, and the MD&A disclosure regarding it, with the audit committee of the company's board of directors;

- If the company operates in more than one segment, an identification of the segments of the company's business the accounting estimate affects; and


- A discussion of the estimate on a segment basis, mirroring the one required on a company-wide basis, to the extent that a failure to present that information would result in an omission that renders the disclosure materially misleading.

The proposals also would include a requirement that companies update this part of the required disclosure to show material changes in their quarterly reports.

                              CORPFIN'S MANAGEMENT

     Corpfin's management and directors consist of:

Name                Age     Title
-----------------  ----    -------
John C. Canouse     37     Chief executive officer, chairman and president
Jimmie N. Carter    56     Executive vice president and chief financial officer
Jose A. Auffant     33     Executive vice president, secretary and director
Joseph P. Tabback   53     Executive vice president, trading manager and
                           director
Janet L. Thompson   49     Executive vice president, chief compliance officer
                           and director

John C. Canouse has served as chief executive officer, chairman and president of Corpfin since our inception. Mr. Canouse also serves as senior vice president of J.P. Carey Enterprises, Inc., a full service international asset management and investment banking firm located in Atlanta, Georgia where he has been employed since 1996. Mr. Canouse also serves as a director of Lecstar Communications Group, Crystal Insights, Inc. and Designeroutlet.com, Inc. From April 1990 until

January 1996, Mr. Canouse was employed at International Assets Advisory Corporation, an investment banking firm located in Orlando, Florida specializing in the foreign securities markets with a focus on European bonds and emerging market equities. Mr. Canouse graduated with a BA degree in Business Administration from Stetson University. Mr. Canouse will devote 50 percent of his time to us.

Jimmie N. Carter became executive vice president and chief financial officer of Corpfin in November 1999. Mr. Carter also serves as the chief financial officer for J.P. Carey Enterprises, Inc. and J.P. Carey Securities, Inc. From April 1999 to November 1999, Mr. Carter was the chief financial officer for Argent Securities, Inc. From January 1997 to April 1999, Mr. Carter was a controller for Bristol Hotel, Inc. From January 1995 to January 1997, Mr. Carter was the president of Eau Gallie Development Company. Mr. Carter received an MBA from Temple University and a BS degree from Florida State University. Mr. Carter will devote 90 percent of his time to us.

Jose A. Auffant became executive vice president and secretary of Corpfin in May 2000 and elected director in April 2001. Mr. Auffant also serves as the general counsel for J.P. Carey Enterprises, Inc. and Secretary of Technest Holdings, Inc. and Technest, Inc. From 1997 to 2000, Mr. Auffant was associated with Winston & Strawn, a Chicago, Illinois based law firm, in its corporate department. Mr. Auffant received a Juris Doctorate degree from Emory University School of Law and a BA degree from Stetson University. Mr. Auffant will devote 90 percent of his time to us.

Joseph P. Tabback became our executive vice president and trading manager in December 2000 and was elected as a director in April 2002. Mr. Tabback has over 20 years of experience, trading for such firms as Shearson American Express (n/k/a Lehman Brothers) and S.G. Warburg Investment Bank (n/k/a UBS Warburg
LLC). Prior to joining us, Mr. Tabback was the trading manager for J.P. Carey Securities, Inc., an affiliated investment banking firm located in Atlanta, Georgia, from 1998 to 2000. From May 1991 through December 1997, Mr. Tabback was vice president and trading manager for International Assets Advisory Corporation. Mr. Tabback received a B.A. degree in Economics from Rutgers University.

Janet L. Thompson has served as our chief compliance officer since our inception, became our executive vice president in October 2001 and was elected director in April 2002. Ms. Thompson also serves as chief compliance officer of J.P. Carey Securities, Inc., an affiliated investment banking firm located in Atlanta, Georgia. Ms. Thompson was formerly a senior compliance officer with Cambridge Investment Research, Inc., an independent broker/dealer in Iowa. Prior to such position, she served as an assistant vice president and compliance operations manager at INVEST Financial Corporation, a full service broker-dealer based in Tampa, Florida. Ms. Thompson has over 16 years of securities brokerage experience with concentrations in compliance and back office operations, and holds the NASD Series 7, 24, 53 and Series 63 licenses. Ms. Thompson received an associate degree from St. Leo College.

Board of directors

     All directors hold office until the completion of their term of office, which is not longer than three years, or until their successors have been elected. Corpfin has a staggered board of directors. All officers are appointed annually by the board of directors and, subject to existing employment agreements, serve at the discretion of the board.

     All directors will be reimbursed by Corpfin for any expenses incurred in attending directors' meetings provided that Corpfin has the resources to pay these fees. The coverage period for Corpfin's officers' and directors' liability insurance, providing for $1,000,000 in coverage with a $25,000 retention, has expired. However, Corpfin is currently negotiating a new policy with similar terms that will cover the officers and directors retroactively from the expiration of the prior policy. There are no assurances that we will be successful in obtaining this coverage.

Committees  of  the  board  of  directors

     Concurrent with the Distribution, the Corpfin board of directors will establish an audit committee and a compensation committee. The audit committee will review the results and scope of the audit and other services provided by the independent auditors and review and evaluate the system of internal controls. The compensation committee will manage the stock option plan and review and recommend compensation arrangements for the officers. No final determination has yet been made as to the memberships of these committees.

Stock  option  plan

     Corpfin has a stock option plan that expires in 2011 and enables Corpfin to grant incentive stock options and nonqualified stock options for up to an aggregate of 3,000,000 shares of its common stock. Incentive stock options granted under the plan must conform to applicable federal income tax regulations and have an exercise price not less than the fair market value of shares at the date of grant or 110% of fair market value for owners of ten percent or more of the common stock. Other options may be granted on terms determined by the board of directors or a committee appointed by the board of directors.

     We granted options for 1,000,000 shares of common stock on October 10, 2001, as adjusted for the reverse stock split of 1 for 2.5 shares of common stock. These options are exercisable at $1.25, will be further adjusted for stock splits, and vest 33% on May 1, 2002 and an additional 33% on each of the two anniversary dates thereafter.

Stock Compensation

     On October 10, 2001, we granted 560,000 shares of our common stock to key members of management and recognized compensation expense associated with these grants of $700,000.

Executive  compensation

     The following table sets forth for the last two fiscal periods the annual and long-term compensation earned by, awarded to or paid to each person who served as a chief executive officer of Corpfin during these periods:

                                                                     Long Term Compensation
                                                           ------------------------------------
                              Annual Compensation                      Awards          Payouts
                             ----------------------        -------------------------  ---------
                                                 Other       Restricted    Securities            All Other
                      Year                       Annual        Stock       Underlying   LTIP      Compen-
Name And             Ended               Bonus   Compen-      Award(S)      Options/   Payouts     sation
Principal Position   Dec 31   Salary ($)   ($)   sation ($)      ($)       Sars (#)    ($)           ($)
------------------   ------  ----------  ----    ----------   ---------    ----------  --------   -----------

John C. Canouse       2001  $        0     -           -              -        -         -                 -
Chief Executive       2000  $   68,650     -           -              -        -         -                 -
Officer               1999  $        0     -           -              -        -         -                 -

Gregory D. Miller     2001  $   12,500     -           -              -        -         -
Chief Operating       2000  $  150,000     -           -              -        -         -                 -
Officer               1999  $   62,500     -           -              -        -         -       (9) $38,991

Jimmy B. Holton       2001  $   80,000     -           -   (4) $250,000       (8)        -      (10) $66,500
President             2000           -     -           -              -        -         -                 -
                      1999           -     -           -              -        -         -                 -

Jimmie N. Carter      2001          (1)    -           -   (5) $100,000       (8)        -                 -
Executive VP;         2000          (2)    -           -              -        -         -                 -
Chief Financial
 Officer              1999          (3)    -           -              -        -         -                 -

Jose A. Auffant       2001          (1)    -           -    (6)$250,000       (8)        -                 -
Executive VP;         2000          (2)    -           -              -        -         -                 -
Secretary             1999          (3)    -           -              -        -         -                 -

Joseph P. Tabback     2001          (1)    -           -   (7) $100,000       (8)        -                 -
Executive VP;         2000          (2)    -           -              -        -         -                 -
Trading Manager       1999          (3)    -           -              -        -         -                 -

Janet L. Thompson     2001          (1)    -           -              -       (8)        -                 -
Executive VP;         2000          (2)    -           -              -        -         -                 -
Chief Compliance
 Officer              1999          (3)    -           -              -        -         -                 -

(1) Collectively Messrs. Carter, Auffant, Tabback and Ms. Thompson were paid $156,950 in 2001.

(2) Collectively Messrs. Carter, Auffant, Tabback and Ms. Thompson were paid $113,075 in 2000.

(3) Collectively Messrs. Carter, Auffant, Tabback and Ms. Thompson were paid $25,000 in 1999.

(4) Other Compensation includes the estimated value of 200,000 shares of restricted common stock. Currently there is no public market for the stock.
(5) Other Compensation includes the estimated value of 80,000 shares of restricted common stock. Currently there is no public market for the stock.
(6) Other Compensation includes the estimated value of 200,000 shares of restricted common stock. Currently there is no public market for the stock.
(7) Other Compensation includes the estimated value of 80,000 shares of restricted common stock. Currently there is no public market for this stock.
(8) The following table shows options granted to the named executives in October 2001. These options will vest 33% beginning May 1, 2002 and each of the two anniversary dates thereafter. Option grants have been adjusted to reflect the reverse stock split of 1 for 2.5 shares of common stock effective February 7, 2002. Currently there is no public market for the shares of common stock.

                                  % of Total
                     Number of      Options
                     Securities   Granted to     Exercise or
                     Underlying  Employees in    Base Price
Name                  Options    Fiscal Years     ($/Share)    Expiration Date
-----------------    ----------  -------------  -------------  ----------------
Jimmy B. Holton       200,000       20.00%       $   1.25       October 10, 2006
Jimmie N. Carter      150,000       15.00%       $   1.25       October 10, 2006
Jose A. Auffant       150,000       15.00%       $   1.25       October 10, 2006
Joseph P. Tabback     150,000       15.00%       $   1.25       October 10, 2006
Janet L. Thompson     100,000       10.00%       $   1.25       October 10, 2006

(9) Other Compensation includes $9,000 in housing rental, $1,050 healthcare premium reimbursement, and $28,941 in commuting and temporary living allowances.
(10) This amount reflects cash payments made while an independent consultant to Corpfin.

Conflicts of interest

     Many of our key personnel are not required to commit full time to our affairs and, accordingly, these individuals may have conflicts of interest in allocating management time among their various business activities. In the course of their other business activities, certain key personnel may become aware of investment and business opportunities which may be appropriate for presentation to us, as well as the other entities with which they are affiliated. As such, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

     Each officer and director is, so long as he is an officer or director, subject to the restriction that all opportunities contemplated by our plan of operation that come to his or her attention, either in the performance of his duties or in any other manner, will be considered opportunities of, and be made available to us and the companies that he is affiliated with on an equal basis. A breach of this requirement will be a breach of the fiduciary duties of the officer or director. If we, or the companies to which the officer or director is affiliated, each desire to take advantage of an opportunity, then the applicable officer or director would abstain from negotiating and voting upon the opportunity. However, the officer or director may still take advantage of opportunities if we should decline to do so. Except as set forth above, we have not adopted any other conflict of interest policy in connection with these types of transactions.

                     DESCRIPTION OF CORPFIN'S CAPITAL STOCK

Introduction

     Corpfin is authorized to issue 95,000,000 shares of common stock. In addition, we are authorized to issue 35 shares of Series A preferred stock, 2,500,000 shares of Series B preferred stock and 1,000 shares of Series C preferred stock. All shares have a par value of $.001. As of November 30, 2002, there were 20 holders of Corpfin stock.

Preferred  stock

     Series A preferred shares have a par value of $.001 and are convertible into common shares at a conversion rate that would equal 4% of the total issued and outstanding common stock at the time of conversion on a fully diluted basis (a ratio of 1 to 47,626 at September 30, 2002). Series A preferred shares have antidilution rights that result in the holders maintaining, collectively, a 4% interest on a common stock equivalency basis.

     Series B preferred shares have a par value of $.001 and are convertible into common shares at a conversion rate of 1 to 1.

     Series C preferred shares have a par value of $.001 and are convertible into common shares at a conversion rate of 1 to 1,000.

     Series A, B and C preferred shares are nonvoting. Series A preferred shares bear no dividend, while Series B and C preferred shares bear dividends at an annual rate of 1% of the subscription price when and if declared by the board of directors and are noncumulative. All preferred shares have liquidation preferences relative to common shares. The holders of each series of preferred shares have the right to convert all, but not less than all, of the shares of each respective series of preferred shares into common stock at any time. All preferred shares automatically convert into common shares concurrent with the effectiveness of a registration statement prepared in connection with an underwritten public offering.

Common  stock

     There are 21,064,294 shares of common stock issued and outstanding at November 30, 2002 held by 16 shareholders. This amount includes 700,000 shares that have been earned by eSAFETYWORLD that have been issued to an escrow account over which eSAFETYWORLD has no control. The 700,000 shares will be released from the escrow account to eSAFETYWORLD within 24 hours following the effectiveness of this registration statement. The Distribution itself will have no impact on the number of shares issued and outstanding since it involves the distribution of shares that will already have been issued prior to the Distribution Date.

     The holders of Corpfin common stock:

- have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of directors;

- are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

- do not have preemptive, subscription or conversion rights, or redemption or access to any sinking fund; and

- are entitled to one noncumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders.


     On September 28, 2001, an unrelated third party agreed to purchase a total of 96,000 shares of our common stock at a price of $1.25 per share for an aggregate purchase price of $120,000. That investor also received a warrant to purchase up to an additional 96,000 shares of our common stock at a price of $1.25 per share. The warrant expires at the close of business on September 28, 2006. In lieu of exercising this warrant, the holder may from time to time convert the warrant, in whole or in part, into a number of shares determined by dividing (a) the aggregate fair market value of the shares issuable upon exercise of the warrant minus the aggregate warrant price of such shares by (b) the fair market value of one share. If our shares are traded in a public market, the fair market value of the shares shall be the average closing price of the shares reported for the ten business days immediately before holder delivers its Notice of Exercise to us. If the shares are not traded in a public market, our board of directors shall determine fair market value in its reasonable good faith judgment.

     We also have granted options to purchase 1,000,000 shares of our common stock to key executives.

Authorized but unissued capital stock

     Delaware law does not require stockholder approval for any issuance of authorized shares. However, the marketplace rules of the NASDAQ, which would apply only if Corpfin's common stock were listed on the NASDAQ, require stockholder approval of certain issuances of common stock equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock, including in connection with a change of control of Corpfin, the acquisition of the stock or assets of another company or the sale or issuance of common stock below the book or market value price of such stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions.

     One of the effects of the existence of unissued and unreserved common stock may be to enable the board of directors of Corpfin to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Corpfin by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Corpfin's management and possibly deprive the stockholders of opportunities to sell their shares of Corpfin common stock at prices higher than prevailing market prices.

No  preemptive  rights

     No holder of any class of stock of Corpfin authorized at the time of the Distribution will have any preemptive right to subscribe to any securities of Corpfin of any kind or class.

Indemnification and limitation of liability for directors, officers and shareholders

     The Corpfin Certificate of Incorporation, as amended, provides that Corpfin shall indemnify directors and officers to the fullest extent permitted by the laws of the state of Delaware. The Corpfin Certificate of Incorporation, as amended, also provides that a director of Corpfin shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent the exemption from liability or limitation thereof is not permitted under Delaware Law as the law exists or may be amended in the future.

     The Series A Preferred Securities Purchase Agreement and the Series B Preferred Securities Purchase Agreement entered into between Corpfin and the buyers of Series A Preferred Stock and Series B Preferred Stock, respectively, provide that Corpfin shall indemnify such buyers and subsequent holders of the purchased stock and their officers, directors, employees and agents from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith, including reasonable attorneys' fees and disbursements, incurred by such indemnitees or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by Corpfin in the purchase agreements, the Series A and Series B Preferred shares or any other certificate, instrument or document contemplated thereby, (b) any breach of any covenant, agreement or obligation of Corpfin contained in the purchase agreements, the Certificate of Designations, or any other certificate, instrument or document contemplated thereby, (c) any cause of action, suit or claim brought or made against such indemnitee and arising out of or resulting from the execution, delivery, performance or enforcement of the purchase agreements or any other instrument, document or agreement executed pursuant thereto by any of the indemnities, (d) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Series A or Series B Preferred shares or (e) the status of the buyer or holder of such shares or the underlying conversion shares, as an investor in Corpfin. To the extent that the foregoing undertaking by Corpfin may be unenforceable for any reason, we shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities permissible under Delaware law.

     Corpfin has been advised that, in the opinion of the SEC, these types of indemnification are against public policy as expressed in the Securities Act of

1933 and are, therefore, unenforceable. In the event that a claim for indemnification against these types of liabilities, other than the payment by it of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, Corpfin will submit the question of whether indemnification by it is against public policy to an appropriate court and will be governed by the final adjudication of the case.

     There is no pending litigation or proceeding involving a director, officer or shareholder as to which indemnification is or may be sought.

Transfer agent

      Standard Registrar & Transfer Company, Inc. has been appointed as the transfer agent and registrar for Corpfin's common stock effective with the Distribution. The transfer agent's address is 12528 South 1840 East, Draper, Utah 84020, and its telephone number is 801-571-8844.

             SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information known to us regarding beneficial ownership of Corpfin's common stock at the date of this prospectus by:

- each person known by us to own, directly or beneficially, more than 5% of Corpfin's common stock,

-     each of Corpfin's executive officers and directors, and

-     all of Corpfin's officers and directors as a group.

     Except as otherwise indicated, Corpfin believes that the beneficial owners of the common stock listed below, based on information furnished by the owners, own the shares directly and have sole investment and voting power over the shares.


Name(1)                     Number of shares(2)     Percent Held(3)
--------------------------- ----------------------- ----------------
 John C. Canouse (4)              16,515,156          78.4%
--------------------------- ----------------------- ----------------
Jimmie N. Carter                     130,000 (5)        (6)
--------------------------- ----------------------- ----------------
Jose A. Auffant                      250,000 (7)       1.2%
--------------------------- ----------------------- ----------------
Joseph P. Tabback                    130,000 (8)        (6)
--------------------------- ----------------------- ----------------
Janet L. Thompson                     33,333 (9)        (6)
--------------------------- ----------------------- ----------------
Cache Capital (USA) L.P. (10)      2,772,796 (11)     12.7%
--------------------------- ----------------------- ----------------
Directors and officers as
 a group (5 persons) (4)          17,058,489          80.3%
--------------------------- ----------------------- ----------------


1. The address for all officers and directors is Atlanta Financial Center, 3353 Peachtree Road, NE, Suite 942, Atlanta, GA 30326.

2. Information presented includes shares of common stock issuable upon (i) the conversion of shares of Series A preferred stock, (ii) the conversion of shares of Series B preferred stock,(iii) the conversion of shares of Series C preferred stock and (iv) the exercise of stock options, which have vested or will vest within 60 days of the date of this prospectus.

3. Information presented assumes conversion only of shares of Series A preferred stock, Series B preferred stock and Series C preferred stock owned by such beneficial owner for shares of common stock. None of the shareholders listed own any Series B preferred stock. Information presented also includes shares of common stock issuable upon exercise of stock options of such beneficial owner that have vested or will vest within 60 days of the date of this prospectus. The ownership percentages will be the same before and after the Distribution.

4. These shares are beneficially owned by John C. Canouse through The Rearden Trust and The Four Life Trust which are Canouse Family trusts. The address for both trusts is 3rd Floor, Murdoch House, South Quay, Douglas, Isle of Man, IM15AS and the executor for each is City Trust, Ltd., which has sole voting power over all shares in the trusts. John C. Canouse, our president, chief executive officer and chairman, Joseph C. Canouse, James P. Canouse, Jeffrey M. Canouse and Scott C. Martin are beneficiaries of The Rearden Trust and The Four Life Trust, which collectively hold 78.4% of our outstanding common stock as follows: The Rearden Trust - 16,435,156 (78.0%) and The Four Life Trust - 80,000 (0.4%). While these individuals are the beneficiaries of the trusts, they do not have any affiliation with City Trust, Ltd. nor do they have voting or investment power over the shares. The control person of City Trust, Ltd. is Rodney Margot, its Chairman and principal owner.

5. Information presented includes 80,000 shares of common stock and 50,000 shares of common stock which Mr. Carter has the right to acquire upon exercise of stock options.

6.   Ownership percentage is less than 1%.

7. Information presented includes 200,000 shares of common stock and 50,000 shares of common stock which Mr. Auffant has the right to acquire upon exercise of stock options.

8. Information presented includes 80,000 shares of common stock and 50,000 shares of common stock which Mr. Tabback has the right to acquire upon exercise of stock options.

9. Information presented includes 33,333 shares of common stock which Ms. Thompson has the right to acquire upon exercise of stock options.

10. The address for Cache Capital (USA) L.P. is Atlanta Financial Center, 3343 Peachtree Road, NE, Suite 500, Atlanta, GA 30326. Cache Capital (USA) L.P. is controlled by J. P. Carey Asset Management, LLC, its General Partner. Joseph C. Canouse, the brother of John C. Canouse, is the president and sole owner of J. P. Carey Asset Management, LLC.

11. Information presented includes 1,958,400 shares of common stock, 15 shares of Series A preferred stock convertible into 714,396 shares of common stock and 100 shares of Series C preferred stock convertible into 100,000 shares of common stock.


                   QUOTING AND TRADING OF CORPFIN COMMON STOCK

     Prior to the date of this document, there has not been any established trading market for Corpfin common stock. Application will be made to quote the shares of Corpfin common stock on the OTCBB under the proposed symbol "CPFN." There can be no assurance as to the prices at which the Corpfin common stock will trade on or after the Distribution date. Until the Corpfin common stock is fully distributed and an orderly market develops, if ever, in the Corpfin common stock, the price at which it trades may fluctuate significantly. Prices for the Corpfin common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of Corpfin common stock, developments affecting the businesses of Corpfin generally, including the impact of the factors referred to in "Risk Factors," investor perception of Corpfin and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

     Shares of Corpfin common stock distributed to eSAFETYWORLD stockholders will be freely transferable, except for shares of Corpfin common stock received by persons who may be deemed to be "affiliates" of Corpfin under the Securities Act of 1933. Persons who may be deemed to be affiliates of Corpfin after the Distribution generally include individuals or entities that control, are controlled by or are under common control with Corpfin, and may include senior officers and directors of Corpfin, as well as principal stockholders of Corpfin. Persons who are affiliates of Corpfin following the Distribution will be permitted to sell their shares of Corpfin common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Section 4(1) of the Securities Act or Rule 144 issued under the Securities Act.

     If securities are sold for the account of an affiliate or other holder of restricted securities, the amount of securities sold, together with all sales of restricted and other securities of the same class for the account of the person deemed an affiliate within the preceding three months, shall not exceed the greater of

-    one percent of the shares or other units of the class outstanding, or

- the average weekly reported volume of trading in such securities on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the filing of notice, or

- the average weekly volume of trading in such securities reported through the consolidated transaction reporting system during the four-week period.

     Corpfin will apply to have its shares of common stock quoted and traded on the OTCBB. At the time of the Distribution of the stock to the eSAFETYWORLD stockholders, it cannot give any assurances as to whether it will be successful in having its shares listed on the OTCBB.

     The sale or availability for sale of a substantial number of shares of Corpfin's common stock in the public market subsequent to the Distribution, pursuant to Rule 144 under the Securities Act of 1933 or otherwise, could materially adversely affect the market price of the common stock and could impair the company's ability to raise additional capital through the public or private sale of its securities. All of the 17,058,489 shares of common stock currently held by Corpfin's management are "restricted securities," as that term is defined in Rule 144 and may, under certain circumstances, be sold without registration under the Securities Act of 1933. The availability of Rule 144 to the holders of Corpfin's restricted securities would be conditioned on, among other factors, the availability of certain public information concerning Corpfin. In addition, there are options to purchase 1,000,000 common shares under our stock option plan, warrants permitting the holder to purchase 96,000 shares of common stock and our outstanding preferred stock can be converted into an aggregate of 1,652,528 shares of common stock if all preferred shares are converted. As of the date of this prospectus, Corpfin has a total of 19,604,294 shares of common stock that could be sold pursuant to Rule 144 under the Securities Act and 21,256,822 shares if all options to convert by the existing preferred shareholders were exercised. Corpfin has agreed to register 192,000 shares under the Securities Act for sale by security holders. This includes 96,000 shares underlying a warrant but does not include the 700,000 shares registered for the distribution to eSAFETYWORLD shareholders. Within the next twelve (12) months, another 988,999 shares of common stock could be sold pursuant to Rule 144 under the Securities Act, assuming all options to purchase stock by management are exercised.

     Corpfin has 95,000,000 authorized shares of common stock. At September 30, 2002, the board of directors, without stockholder approval, could issue up to 73,935,706 shares of common stock upon whatever terms it determines to whomever it determines, including persons or entities that would help its present management.

Penny stock restrictions

     Until Corpfin's shares of common stock qualify for inclusion in the NASDAQ system, if ever, the trading of its securities, if any, will be in the over-the-counter markets which are commonly referred to as the "pink sheets" or on the OTCBB. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, the securities offered.

     SEC Rule 15g-9 establishes the definition of a "penny stock," for purposes relevant to Corpfin, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. It is likely that our shares will be considered to be penny stocks. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

     In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

     The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth

- the basis on which the broker or dealer made the suitability determination and

- that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.

     Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                                  UNDERWRITING

     This offering is being made pursuant to the provisions of Rule 2720 of the NASD Conduct Rules and is being made by Corpfin, an NASD member firm, of our own common stock. We have retained I-Bankers Securities, Inc., another NASD member firm, to act in the capacity as a qualified independent underwriter, as required by Rule 2720, in conducting due diligence and in pricing the offering, if needed. I-Bankers Securities, Inc. will receive compensation from Corpfin in the amount of $25,000, of which $10,000 has been paid to date, plus attorney's fees not to exceed $2,500, in consideration for the services provided as a qualified independent underwriter. In addition, Corpfin will issue, upon effectiveness of this registration statement, a warrant to I-Bankers Securities, Inc. entitling it to purchase up to 2.5% of the amount of shares being registered by Corpfin exercisable at a value equal to 120% of the offering price. The warrant is exercisable during the four-year period beginning one year from the date of this prospectus. The warrant, and the securities underlying the warrant, may not be sold, transferred, assigned or hypothecated for one year following the date of this prospectus, except to an individual who is an officer or partner of I-Bankers Securities, Inc., by will or by the laws of descent and distribution, and is not redeemable.

     Pursuant to the Underwriting Agreement with I-Bankers Securities, Inc., we have agreed to indemnify I-Bankers from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements directly or indirectly caused by, relating to, based upon, arising out of, or in connection with (a) I-Bankers' acting for Corpfin, including, without limitation, any act or omission by I-Bankers in connection with its acceptance of or the performance or nonperformance of its obligations under the Underwriting Agreement or (b) any untrue statement or alleged untrue statement of a material fact contained in, or omissions or alleged omissions from, the registration statement to be filed in connection with the Distribution or contained in the Underwriting Agreement; provided, however, such indemnity agreement shall not apply to amounts paid in settlement of any such litigation, if such settlements are made without the consent of Corpfin, nor to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense, or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction to have resulted primarily and directly from the gross negligence or willful misconduct of I-Bankers.

     We will not act as a market maker for the shares of our common stock. We are prohibited from serving as a market maker of our common stock unless we register the transaction and deliver a market-maker prospectus with appropriate disclosure.
                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Consulting arrangements

     On June 1, 2001, Corpfin engaged eSAFETYWORLD to provide Corpfin with strategic planning and management consulting services. The principal services provided involve eSAFETYWORLD assisting us in developing our ability to provide consulting and corporate finance services to clients. Previously, our principal business model involved trying to arrange private placements on the Internet. Corpfin has agreed to pay eSAFETYWORLD an aggregate of 700,000 shares of Corpfin's common stock in compensation for these services. The negotiated value of the services was $200,000 (or $.29 per share). However, for financial reporting purposes the shares issued were valued at $1.25 per share, the price at which shares were sold to independent investors during 2001. eSAFETYWORLD has no other affiliation or relationship with us. The consulting agreement expired in January 2002, at which time eSAFETYWORLD had no further obligation to perform any services other than to assist us in the completion of this prospectus. The shares have been issued to an escrow account over which eSAFETYWORLD has no control. The shares will be released from the escrow account to eSAFETYWORLD within 24 hours following the effectiveness of this registration statement.

     Jimmy B. Holton, our former president and director, performs consulting services for us relating principally to our business development efforts and programs. We pay Mr. Holton a fee of $160,000 per year for these services. Mr. Holton commenced services in February 2001. We do not have a written agreement with him. The loss of his services would have a material negative impact on our business.

Other

     John C. Canouse, our president, chief executive officer and chairman, is a beneficiary of The Rearden Trust and The Four Life Trust, which collectively hold 78.4% of our outstanding common stock on a fully diluted basis.

     In March 2001, we sold our client database to J.P. Carey Enterprises, Inc. for $80,000. J.P. Carey Enterprises, Inc. is owned and managed by Joseph C. Canouse, who is also a beneficiary of The Rearden Trust and The Four Life Trust, which collectively hold 78.4% of our outstanding common stock on a fully diluted basis. The potential client database was developed by us as part of our daily work routine beginning in November 1999. The database consisted of company names, addresses, phone and fax numbers, email addresses, and information on each potential client's financial needs or recent financings. The database was developed through contacts made at tradeshows, via "hits" to our website, through research of periodicals, and telephone contacts with persons responding to our advertising and marketing program. The sale price of the database was determined by estimating how much it would cost for J. P. Carey Enterprises, Inc. to duplicate the database assuming that it hired a dedicated analyst to do so. The asset sold had no recorded value on our balance sheet, which resulted in the transaction generating both revenue and a gain of $80,000.

     We share the services of several employees with J. P. Carey Enterprises, Inc. and J. P. Carey Securities, Inc., including John C. Canouse, our president, chief executive officer and chairman, Jimmie N. Carter, our executive vice president and chief financial officer, Jose A. Auffant, our executive vice president and secretary, and Janet L. Thompson, our executive vice president and chief compliance officer. Generally, shared employees are compensated exclusively by only one of the companies in order to minimize benefit and payroll tax expense. We monitor the amount of time employees devote to each of the companies and allocate the associated labor costs to each company. If labor costs allocated to one company exceed payments made by that company, we recognize the differential in our financial statements. During the year ended December 31, 2001, having analyzed the labor allocation of eight shared employees, the total net differential was approximately $2,000. This represented less than 1% of the combined payrolls of all companies. A similar analysis was done for the year ended December 31, 2000. Through October 31, 2002 the total net differential was approximately $3,400, which represented less than 1% of the combined payrolls of all companies. J. P. Carey Securities, Inc., like J. P. Carey Enterprises, Inc. is owned and managed by Joseph C. Canouse.

     During the year ended December 31, 2001, we earned fee income and commissions totaling $182,445. Of this amount, $124,745 and $57,500 were attributable to retail brokerage commissions and referral fees, respectively, paid by related parties or affiliated companies. We earned retail brokerage commissions of $88,999 from Cache Capital (USA) L.P. and $3,809 from Atlantis

Capital Fund, Ltd., both of which are investment funds managed by Joseph C. Canouse, who is also a beneficiary of The Rearden Trust and The Four Life Trust, which collectively hold 78.4% of our outstanding common stock on a fully diluted basis. We also earned commissions of $5,745 from transactions involving officers of Corpfin. This included $3,095 attributable to John C. Canouse, our chief executive officer, president and chairman, $425 attributable to Jimmie N. Carter, our executive vice president and chief financial officer, and $2,225 attributable to Joseph P. Tabback, our executive vice president and trading manager. Retail securities trades executed for these parties are transacted on terms similar to those made with unaffiliated parties. The $57,500 in referral fees was paid to us by J. P. Carey Enterprises, Inc. for assistance on investment banking transactions.

     During the eleven-month period ended November 30, 2002, we earned commissions on retail brokerage activities totaling $120,293. Of this amount $117,903 was attributable to related parties or affiliated companies. We earned retail brokerage commissions of $65,264 from Cache Capital (USA) L.P. and $10,700 from Atlantis Capital Fund, Ltd. We also earned $23,523 from J.P. Carey Asset Management, LLC and $2,495 from J.P. Carey Securities, Inc., both for which Joseph C. Canouse serves as President. We also earned commissions of $9,855 from transactions involving officers of Corpfin. This included $8,425 attributable to John C. Canouse, our chief executive officer , president and chairman, $200 attributable to Jimmie N. Carter, our executive vice president and chief financial officer, $1,210 attributable to Joseph P. Tabback, our executive vice president and trading manager and $20 attributable to Jose A. Auffant, our executive vice president and secretary. Retail securities trades executed for these parties are transacted on terms similar to those made with unaffiliated parties.

     During 2001, we advanced a total of $15,000 to Eric Smothers, a salesman, and $14,950 to Jimmy B. Holton, our former president. The advances to Mr. Smothers are against future commissions and will be deducted as he earns such commissions. The advances to Mr. Holton were being repaid through payroll deductions while he was serving as president and through deductions from fees owed to him as a consultant thereafter. Through November 30, 2002, we advanced a total of $55,000 to Mr. Smothers, $2,150 to Mr. Holton and $1,300 to Amy Hanson, an executive assistant and receptionist. The advances to Mr. Smothers and Mr. Holton were under the same terms as the prior advances. The advance to Ms.
Hanson was repaid in full through payroll deductions. All advances made to employees were interest free. As of November 30, 2002, the current amount outstanding for all advances is $73,645.

     During 2000, we earned fee income from Lecstar Communication Corporation in the amount of $168,000. John C. Canouse, our president, chief executive officer and chairman is also a director of Lecstar. He currently has an 8.1% beneficial interest in Lecstar Communication Corporation.

     From September 1999 through March 2000, we assumed a sublease, between Eurolink, Inc., as sublessee, and RealEstate.com, Inc., as sublessor, from Eurolink for office space. Eurolink is owned by Joseph C. Canouse, who is also a beneficiary of The Rearden Trust and The Four Life Trust, which collectively hold 78.4% of our outstanding common stock on a fully diluted basis.


                               SELLING STOCKHOLDER

     This prospectus relates to the resale of 192,000 shares of Corpfin common stock by the selling stockholder, Harbour Nominees, Ltd., a company formed under the laws of the Isle of Man. On September 28, 2001, Harbor Nominees, an unrelated third party, purchased a total of 96,000 shares of our common stock at a price of $1.25 per share for an aggregate purchase price of $120,000. That investor also received a warrant to purchase up to an additional 96,000 shares of our common stock at a price of $1.25 per share. The warrant expires at the close of business on September 28, 2006. In lieu of exercising this warrant, the holder may from time to time convert the warrant, in whole or in part, into a number of shares determined by dividing (a) the aggregate fair market value of the shares issuable upon exercise of the warrant minus the aggregate warrant price of such shares by (b) the fair market value of one share. If our shares are traded in a public market, the fair market value of the shares shall be the average closing price of the shares reported for the ten business days immediately before holder delivers its Notice of Exercise to us. If the shares are not traded in a public market, our board of directors shall determine fair market value in its reasonable good faith judgment.

     The following table provides certain information concerning the resale of shares of common stock by the selling stockholder and assumes that all shares offered by the selling stockholder will be sold. Corpfin will not receive any proceeds from the resale of the common stock by the selling stockholder.

                                            Common Stock
                          ----------------------------------------------------
                             Beneficially                  Beneficially
                             Owned Before                   Owned After
                             Offering (2)     Number         Offering
                          -----------------   to be    ----------------------
Selling Stockholder       Number   Percent     Sold      Number       Percent
------------------------  -------  --------  --------   ----------  ---------

Harbor Nominees Ltd. (1)  192,000    0.9%    192,000         --        --
                                             --------
Total                     192,000    0.9%    192,000         --        --
                                             ========

(1) Harbor Nominees' address is 3rd Floor, Murdoch House, South Quay, Douglas, Isle of Man, IM15AS, and its managing director and control person is Andrew Thomas.
(2)      Includes 96,000 shares underlying an unexercised warrant.

     The selling stockholder may, from time to time, offer any or all of its shares in one or more of the following transactions (which may include block transactions):

-     in  the  over-the-counter  market;

-     through  short  sales  of  shares;

-     in  negotiated  transactions  other  than  in  such  markets;

-     by  pledge  to  secure  debts  and  other  obligations;

- in connection with the writing of nontraded and exchange-traded put and call options, in hedge transactions, in covering previously established short positions and in settlement of other transactions in standardized or over-the-counter options; or

-     in  any  combination  of  any  of  the  above  transactions.

     The selling stockholder may only sell its shares initially at a fixed offering price of $1.25 per share until a trading market develops for shares of our common stock, at which time the selling stockholder may sell shares at market prices prevailing at the time of sale or at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling stockholder may sell its shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. The selling stockholder may compensate broker-dealers in the form of usual and customary commissions, discounts or selling concessions. The broker-dealers may also receive compensation in the form of commissions or mark-ups from any purchaser of the shares for whom the broker-dealers act as agent or to whom it sells as a principal.

     The selling stockholder may also resell all or a portion of its shares in open market transactions in reliance on Rule 144 under the Securities Act, as long as it meets the criteria and complies with the requirements of that rule.

     The selling stockholder has advised Corpfin that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares, and Corpfin does not intend to enter into any arrangement with any underwriter or coordinating broker-dealer with respect to sales of the shares by the selling stockholder.

     The selling stockholder and any broker-dealers that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Act. Any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be considered underwriting discounts and commissions under the Securities Act. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     The selling stockholder will be required to comply with the prospectus delivery requirements of the Securities Act and applicable provisions of and regulations under the Exchange Act that may limit the timing of sales of shares.

     Corpfin is required to pay all costs, expenses and fees incident to the registration of the shares, excluding fees and disbursements of counsel to the selling stockholder, and the selling stockholder is required to pay any brokerage commissions or similar selling expenses incurred by it in connection with the sales of its shares.

     As used in this prospectus, "selling stockholder" includes donees, pledges, transferees or other successors-in-interest who are selling shares they received after the date of this prospectus from a selling stockholder named in this prospectus as a gift, pledge, partnership distribution or other nonsale-related transfer. If the shares being registered for resale by the selling stockholder are transferred from the named selling stockholder and the new shareholders holding such shares wish to rely on this prospectus to resell the shares, we will file a post effective amendment to this prospectus disclosing names of the new shareholders as well as the additional or changed material information about the arrangement and the sale of the shares involved. The supplemental prospectus will disclose:

-     the name of each broker or dealer, if any;

-     the number of shares involved;

-     the price at which the shares were or will be sold;

- the commissions paid or to be paid, or discounts or concessions allowed or to be allowed to the broker(s) or dealer(s);

- where applicable, that the broker(s) or dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

-     other facts material to the transaction.

                                  LEGAL MATTERS

     Gary B. Wolff, P.C., New York, NY, counsel to Corpfin, has rendered an opinion that the common stock of Corpfin to be distributed to the stockholders of eSAFETYWORLD and to be sold by the selling shareholder is legally issued, fully paid and nonassessable under Delaware law.

                                     EXPERTS

     The financial statements of Corpfin.com, Inc. at December 31, 2001 and for the years ended December 31, 2000 and 2001, appearing in this Registration Statement have been audited by Sherb & Co., LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

     Corpfin has filed with the SEC a registration statement on Form SB-2 with respect to the shares of Corpfin common stock to be received by the stockholders of eSAFETYWORLD in the Distribution. This document does not contain all of the information set forth in the registration statement on Form SB-2 and the exhibits thereof, to which reference is hereby made. Statements made in this document as to the contents of any contract, agreement or other documents referred to herein are not necessarily complete. With respect to each such contract, agreement or other documents filed as an exhibit to the registration statement, reference is made to that exhibit and each statement shall be deemed
qualified in its entirety by that reference.   The registration statement and
the exhibits thereto may be inspected and copied at the public reference facilities maintained by the SEC as follows:

- at the public reference room of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549;

- by writing to the SEC, Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and

- from the Internet site maintained by the SEC at http://www.sec.gov, which contains reports, proxy documents and other information regarding issuers that file electronically with the SEC.

Reports  of  Corpfin

     After the Distribution, Corpfin will be required to comply with the reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, to file reports, proxy statements and other information with the SEC.

     After the Distribution, the reports, proxy statements and other information may be inspected and copied at the public reference facilities of the SEC listed above and obtained by mail from the SEC as described above.

     Additionally, Corpfin will be required to provide annual reports, containing audited financial statements, to its stockholders in connection with its annual meetings of stockholders.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     Ernst & Young LLP, referred to herein as E&Y, was the independent auditor for us from our inception in April 1999 through the period ended December 31, 2000. For that period, the financial statements did not contain an adverse opinion or disclaimer of opinion, or an opinion that was modified as to uncertainty, audit scope, or accounting principles, nor were there any disagreements between E&Y and us. On January 7, 2002, prior to the audit of the financial statements for the year ended December 31, 2001, E&Y resigned from the engagement. There were no disagreements between E&Y and us on any matter including the pending audit of the 2001 financial statements that contributed to or in any way prompted the resignation.

     Our board of directors took no action on the resignation of E&Y. In January 2002, we engaged Feldman, Sherb & Co., P.C. to serve as our independent auditors. The appointment of Feldman Sherb was ratified by our board of directors. Feldman Sherb performed the audit for the year ended December 31, 2001. Feldman Sherb also re-audited the financial statements for the year ended December 31, 2000, which had previously been audited by E&Y.

     Feldman, Sherb & Co. merged into Grassi & Co., CPAs, P.C. The principal accountants who had been responsible for the audit of our financial statements for the year ended December 31, 2000 and the audit of our financial statements for the year ended December 31, 2001 resigned from Feldman Sherb on May 10, 2002 and started their own firm, Sherb & Co., LLP.

     Consequently, we appointed Sherb & Co., LLP as our independent auditors. There were no disagreements between Grassi or its predecessor, Feldman Sherb and Corpfin on any matter pertaining to the audits of the 2000 or 2001 financial statements that contributed to or in any way prompted the change in accountants. Corpfin had not consulted with Sherb & Co., LLP prior to their engagement regarding the application of accounting principles to a specific or contemplated transaction. Neither Corpfin nor anyone on our behalf consulted with Sherb & Co., LLP regarding the type of audit opinion that might be rendered on our financial statements or any matter that was the subject of a disagreement or event as defined in Item 304(a)(2) of Regulation S-B. Of course, during the time that Feldman Sherb was engaged as our independent auditors, we consulted with those individual accountants who now perform accounting services for us at Sherb & Co., LLP, as those individual accountants performed similar services for us while they were employed at Feldman, Sherb & Co., P.C. during that period of time.

     The decision to change accountants was approved by our board of directors. There were no disagreements with Feldman Sherb on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Feldman Sherb, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on our financial statements as described in Item 304(a)(1)(iv)(A). In addition, there were no such events as described under Item 304(a)(1)(iv)(B) of Regulation S-B during the period Feldman Sherb served as our independent auditors.

INDEX  TO  FINANCIAL  STATEMENTS



                                               Page
                                            ----------
AUDITED FINANCIAL STATEMENTS:
YEAR ENDED DECEMBER 31, 2001
  Report of Independent Auditors                  F-2
  Balance Sheet                                   F-3
  Statements of Operations                        F-4
  Statements of Cash Flows                        F-5
  Statements of Shareholders' Equity              F-6
  Notes to Financial Statements                   F-7

NINE MONTHS ENDED SEPTEMBER 30, 2002 (UNAUDITED)
  Balance Sheet                                  F-15
  Statements of Operations                       F-16
  Statements of Cash Flows                       F-17
  Statements of Shareholders' Equity             F-18
  Notes to Financial Statements                  F-19

                         REPORT OF INDEPENDENT AUDITORS


The Shareholders
Corpfin.com, Inc.

We have audited the accompanying balance sheet of Corpfin.com, Inc. as of December 31, 2001, and the related statements of operations, changes in shareholders' equity, and cash flows for the years ended December 31, 2000 and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Corpfin.com, Inc. at December 31, 2001 and the results of its operations and its cash flows for the years ended December 31, 2000 and 2001 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that Corpfin.com, Inc. will continue as a going concern. As more fully described in
Note 1, the Company has incurred recurring operating losses and will have to obtain additional capital to sustain operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.


                                   /s/ Sherb & Co., LLP
                                   Sherb & Co., LLP
                                   Certified Public Accountants

July 26, 2002
New York, New York


                                Corpfin.com, Inc.
                                  Balance Sheet
                                December 31, 2001




ASSETS
Current assets:
Cash                                                                   $           104,682
Restricted cash                                                                     35,000
Advances to employees                                                               22,395
Accounts receivable                                                                  2,900
Prepaid insurance                                                                    5,500
                                                                       --------------------
Total current assets                                                               170,477

Furniture and equipment, net                                                        14,501
Capitalized software, net                                                           15,092
Other assets                                                                        48,210
                                                                       --------------------
Total assets                                                           $           248,280
                                                                       ====================
LIABILITIES AND SHAREHOLDERS' EQUITY

Current  liabilities:
    Accounts payable and accrued expenses                              $             8,079
                                                                       --------------------
Total  current liabilities                                                           8,079

Shareholders' equity:
    Convertible preferred stock, Series A, $.001 par value; 35 shares
        authorized, 20 issued and outstanding                                            -
    Convertible preferred stock, Series B, $.001 par value;
        2,500,000 shares authorized, 600,000 issued and outstanding                    600
    Convertible preferred stock, Series C, $.001 par value; 1,000
        shares authorized, 100 issued and outstanding                                    -
    Common stock, $.001 par value; 95,000,000 share authorized,
        20,924,294 issued and outstanding                                           20,924
    Additional paid-in capital                                                   4,282,025
    Accumulated deficit                                                         (4,063,348)
                                                                       --------------------
Total shareholders' equity                                                         240,201
                                                                       --------------------
Total liabilities and shareholders' equity                             $           248,280
                                                                       ====================
                       See accompanying notes to financial statements


                                Corpfin.com, Inc

                            Statements of Operations

                                                            Year Ended December 31,
                                                     ------------------ ---------------
                                                          2000                2001
                                                     ------------------ ---------------
Revenues:
  Fee income and commission
  (Related party transactions 2000 -
  218,334; 2001 $182,245)                            $          478,336   $   182,445
  Other income:
  Trading losses                                                      -       (14,413)
  Sale of customer database to related party                          -        80,000
  Fee for technical support from related party                        -        21,933
  Interest income                                                   390         3,605
                                                     ------------------ ---------------
Total revenue                                                   478,726       273,570
                                                     ------------------ ---------------

Expenses:
  Compensation and benefits                                     679,515     1,136,973
  Advertising expense                                           364,069         6,201
  Depreciation and amortization                                 144,448       142,452
  Communication                                                  33,856        36,221
  Occupancy and equipment                                         4,516         1,516
  Insurance                                                      24,046        15,646
  Other                                                          20,765        15,998
  Rent                                                           98,342        89,854
  Professional fees                                              86,804       825,939
  Licenses and registrations                                     47,850        30,531
  Travel and entertainment                                       87,460        28,217
  Data processing                                                28,398        30,237
                                                     ------------------ ---------------
Total expenses                                                1,620,069     2,359,785
                                                     ------------------ ---------------

Net loss                                             $       (1,141,343)  $(2,086,215)
                                                     ================== ===============
Net loss per share - basic and diluted               $            (0.06)  $     (0.11)
                                                     ================== ===============
Weighted average number of common
  shares outstanding - basic and diluted                     19,442,434    19,789,165

                 See accompanying notes to financial statements.



                                     Corpfin.com, Inc.
                                 Statements of Cash Flows

                                                           Year Ended December 31,
                                                       ---------------  ------------------
                                                            2000               2001
                                                       ---------------  ------------------
OPERATING ACTIVITIES:
Net loss                                               $   (1,141,343)  $      (2,086,215)
Adjustments to reconcile net loss to net cash used in
  operating activities:
    Depreciation and amortization                             144,448             142,452
    Stock received for services                                     -             (17,500)
    Trading losses on stock received for services                   -              14,413
    Common stock issued for services                                -           1,400,000
    Changes in operating assets and liabilities:
      Accounts receivable - commissions                             -              (2,900)
      Advances                                                      -             (22,395)
      Other assets                                            (78,599)             21,264
      Accounts payable and accrued expenses                    68,845             (75,797)
                                                       ---------------  ------------------
Net cash used in operating activities                      (1,006,649)           (626,678)
                                                       ---------------  ------------------


INVESTING ACTIVITIES:
Software development costs                                   (144,364)                  -
Purchases of furniture and equipment                          (21,213)                  -
Proceeds from sale of marketable securities                         -               3,108
Notes receivable from affiliate                               (45,000)             45,000
                                                       ---------------  ------------------
Net cash used in investing activities                        (210,577)             48,108
                                                       ---------------  ------------------

FINANCING ACTIVITIES:
Proceeds from the sale of common stock                        100,000             370,000
Proceeds from the sale of preferred stock                     750,000                   -
Restricted cash                                               (35,000)                  -
Capital contributions                                               -              80,000
                                                       ---------------  ------------------
Net cash provided by financing activities                     815,000             450,000
                                                       ---------------  ------------------
Decrease in cash                                             (402,226)           (128,570)
                                                       ---------------  ------------------
Cash, beginning of year                                       635,478             233,252
Cash, end of year                                      $      233,252   $         104,682
                                                       ===============  ==================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid for interest and taxes                   $            -   $               -
                                                       ===============  ==================
  Noncash capital contributions                        $       52,466   $               -
                                                       ===============  ==================

                 See accompanying notes to financial statements
                                      F-5


                                                 Corpfin.com, Inc.
                                     Statement of Changes in Shareholders' Equity

                                                                       Convertible               Convertible
                                            Common Stock            Preferred Stock A         Preferred Stock B
                                      -------------------------    --------------------    ------------------------
                                        Shares         Amount      Shares      Amount        Shares         Amount
                                      ------------    ---------    -------     --------    -----------     --------
Balance, December 31, 1999             19,400,000  $    19,400         20     $   -           400,000  $        400

     Issuance of common stock              80,000           80          -         -                 -             -

     Common stock issued for services      28,294           28          -         -                 -             -

     Issuance of preferred stock                -            -          -         -           200,000           200

     Stock rights under employment
      contract                                  -            -          -         -                 -             -

     To record non-dilutive
      stock rights                              -            -          -         -                 -             -

     Net loss                                   -            -          -         -                 -             -
                                      ------------    ---------    -------     --------    -----------     --------
Balance, December 31, 2000             19,508,294       19,508         20         -           600,000           600

     Issuance of common stock             296,000          296          -         -                 -             -

     Common stock issued for
     services                             560,000          560          -         -                 -             -

     Common Stock issued to management    560,000          560          -         -                 -             -

     Capital contributions                      -            -          -         -                 -             -

     Net loss                                   -            -          -         -                 -             -
                                      ------------    ---------    -------     --------    -----------     --------
Balance, December 31, 2001             20,924,294  $    20,924         20     $   -           600,000  $        600
                                      ============    =========    =======     ========    ===========     ========

                 See accompanying notes to financial statements

                                      F-6

                                Corpfin.com, Inc.
                  Statement of Changes in Shareholders' Equity


                                            Convertible
                                        Preferred Stock C     Additional       Retained         Total
                                      --------------------     Paid-In         Earnings      Shareholders'
                                      Shares      Amount       Capital        (Deficit)         Equity
                                      -------    ---------    -----------     -----------    -------------



Balance, December 31, 1999               -       $    -       $1,531,283     $ (835,790)    $   715,293

     Issuance of common stock            -            -           99,920           -            100,000

     Common stock issued for services    -            -           35,339           -             35,367

     Issuance of preferred stock        100           -          749,800           -            750,000

     Stock rights under employment
      contract                           -            -           12,824           -             12,824

     To record non-dilutive
       stock rights                      -            -            4,275          (4,275)             -

     Net loss                            -            -             -         (1,137,068)    (1,137,068)
                                      -------    ---------    -----------     -----------    -------------
Balance, December 31, 2000              100           -        2,433,441      (1,977,133)       476,416

     Issuance of common stock            -            -          369,704            -           370,000

     Common stock issued for
     services                            -            -          699,440            -           700,000

     Common stock issued to management   -            -          699,440            -           700,000

     Capital contributions               -            -           80,000            -            80,000

     Net loss                            -            -             -          (2,086,215)    (2,086,215)
                                      -------    ---------     -----------     -----------    -------------

Balance, December 31, 2001              100      $    -        $4,282,025     $(4,063,348)    $  240,201
                                      =======    =========     ===========     ===========    =============

                 See accompanying notes to financial statements

                                Corpfin.com, Inc.
                          Notes to Financial Statements

                           December 31, 2000 and 2001


1.     BUSINESS AND BASIS OF PRESENTATION

Corpfin.com, Inc. (the "Company") is a registered broker/dealer providing public companies with an opportunity to raise capital through the sale of equity positions in the private market. The Company was organized to perform the transactions via the Internet, with the Company essentially introducing the buyer (investor) to the seller (client). The Company would earn a flat fee of 4% of the funds raised by the seller. The Company would not clear, transfer or hold any securities. The transfer of any securities sold would be arranged between the buyer and the seller. In February 2001 the Company shifted its strategy to more traditional methods of identifying potential sellers and buyers of securities, relying less on utilization of the Internet. This strategy involved more research, more personal contact with potential sellers, and more referrals through other firms and individuals in the securities business. The Company is registered with the Securities and Exchange Commission as a broker/dealer under the Securities Exchange Act of 1934 and is a member of the National Association of Securities Dealers, Inc. The Company was formed on April 26, 1999.

BASIS  OF  PRESENTATION

Since its inception in 1999, the Company has incurred significant operating losses. The Company has limited assets on hand and will be unable to sustain operations for a prolonged period of time. The Company will have to obtain additional capital or generate additional revenue in order to continue operations. In December 2001, the Company filed a registration statement with the Securities and Exchange Commission to register 892,000 shares of its common stock and intends to apply to have its common stock quoted on the Over-the-Counter Bulletin Board ("OTCBB") market under the symbol "CPFN" The registration statement is currently in the comment period of the registration process. The Company will not realize proceeds from any of the shares covered in the Registration Statement. When the registration process is completed, the Company's management has indicated it will seek additional to raise capital through the sale of securities. However, the Company's management has indicated that if it is unable to successfully register its securities with the Securities and Exchange Commission and it is unable to generate additional revenue in the near future, the Company may cease operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                CORPFIN.COM, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2.     SIGNIFICANT  ACCOUNTING  POLICIES

USE  OF  ESTIMATES

Management is required to make estimates and assumptions during the preparation of financial statements in conformity with generally accepted accounting principles. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. They also affect the reported amounts of net income or loss during the period. Actual results could differ from these estimates and assumptions.

REVENUE  RECOGNITION

Individual security transactions and the related commission income are recorded on a trade date basis. Revenue from consulting services and other income producing activities are recognized as the services are performed.

RESTRICTED  CASH

The Company is required to keep a $35,000 deposit with a clearing broker. This restricted cash has been segregated on the balance sheet.

PROPERTY  AND  DEPRECIATION

Office equipment is carried at cost and depreciated using accelerated and straight-line methods over their estimated useful lives of three to five years.

CAPITALIZED  SOFTWARE

Costs associated with the development and maintenance of the website are accounted for in accordance with the AICPA Statement of Position 98-1 "Accounting for Costs of Computer Software Developed or Obtained for Internal Use". Costs totaling $226,564 were capitalized through the years ended December 31, 2000 and 2001, respectively. Such costs are being amortized on a straight-line basis over a period of two years. Accumulated amortization at December 31, 2000 and 2001 was $106,220 and $211,472.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company evaluates the recoverability and carrying value of its long-lived assets at each balance sheet date, based on guidance issued in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Among other factors considered in such evaluation is the historical and projected operating performance of business operations, the operating environment and business strategy, competitive information and market trends. Accordingly, the Company believes that there has been no impairment of its long-lived assets as of December 31, 2001.

                                CORPFIN.COM, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


2.     SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ADVERTISING COSTS

Advertising costs are expensed as incurred in accordance with AICPA Statement of Position 93-7 "Reporting on Advertising Costs."

INCOME TAXES

The Company has incurred an operating loss of $1,141,343 and $2,086,215 during the years ended December 31, 2000 and 2001 and has no state or federal income tax obligation.

The Company has no significant deferred tax effects from temporary differences that give rise to deferred tax assets and deferred tax liabilities for the year ended December 31, 2001 other than net operating loss carryforwards. The Company has net operating loss carryforwards of approximately $4,000,000 at December 31, 2001, which will expire in years beginning in 2019. No tax benefit has been recorded related to the net operating loss, as a full valuation allowance has been recorded against the approximate net deferred tax asset of $1,600,000 related to these carryforwards.

LIABILITIES  SUBORDINATED  TO  THE  CLAIMS  OF  GENERAL  CREDITORS

At December 31, 2000 and 2001 and during the year then ended, the Company had no liabilities subordinated to the claims of general creditors.

EARNINGS  PER  SHARE

The  Company  has  adopted  SFAS,  No.  128, Earnings per Share.  Basic earnings
(loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the per share amount that would have resulted if dilutive common stock had been converted to common stock, as prescribed by SFAS No. 128.

STOCK  BASED  COMPENSATION

The Company accounts for stock transactions in accordance with APB Opinion No. 25, "Accounting For Stock Issued To Employees." In accordance with Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting For
Stock-Based Compensation," the Company adopted the pro forma disclosure requirements of SFAS 123.

                                CORPFIN.COM, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


2.     SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives. The Company will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Application of the non-amortization provisions of the Statement is not expected to have a material effect on the Company's financial position or operations.
In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses significant issues relating to the implementation of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and develops a single accounting method under which long-lived assets that are to be disposed of by sale are measured at the lower of book value or fair value less cost to sell. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and its provisions are to be applied prospectively. We are currently assessing the impact of SFAS No. 144 on our financial position and results of operations.
3.     PROPERTY AND EQUIPMENT

At December 31, 2001 property and equipment consisted of the following:




                            Useful Life
                            -----------
  Furniture                     5 Years  $ 1,829
  Telephone equipment           5 Years   19,990
  Computer equipment            3 Years   68,150
                                         -------
                                          89,969
  Accumulated depreciation                75,468
                                         -------
                                         $14,501
                                         =======

                                      F-10

                                CORPFIN.COM, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

4.     SHAREHOLDERS' EQUITY

The outstanding capital stock of the Company consists of common stock and three classes of convertible preferred stock. Series A Preferred Shares have a par value of $.001 and are convertible into common shares at a conversion rate that would equal 4% of the total issued and outstanding common stock at the time of conversion on a fully diluted basis. Series C Preferred Shares have a par value of $.001 and are convertible into common shares at a conversion rate of 1 to 1000. Series A Preferred Shares have antidilution rights that result in the holders maintaining, collectively, a 4% interest in the Company on a common stock equivalency basis. The Company has given effect to these antidilution rights but the stated shares have not been issued. Series B Preferred Shares have a par value of $.001 and are convertible into common shares at a conversion rate of 1 to 1. Series A, B and C Preferred Shares are nonvoting. Series A Preferred Shares bear no dividend, while Series B and C Preferred Shares bear dividends at an annual rate of 1% of the subscription price when and if declared by the Board of Directors. All Preferred Shares have liquidation preferences relative to common shares. The holders of each series of preferred shares have the right to convert all, but not less than all, of the shares of each respective series of preferred shares into common stock at any time. All preferred shares automatically convert into common shares concurrent with the effectiveness of a registration statement prepared in connection with an underwritten public offering.

On June 1, 2001, the Company engaged eSAFETYWORLD to provide the Company with strategic planning and management consulting services as well as administrative support services. The Company has agreed to issue eSAFETYWORLD 700,000 shares of the Company's common stock in compensation for these services. As of December 31, 2001, 560,000 shares have been issued to and deposited in an escrow account in connection with services rendered by eSAFETYWORLD; compensation expense of $700,000 has been recorded to reflect these issuances. For financial reporting purposes the shares issued were valued at $1.25 per share, the price at which shares were sold to independent investors during 2001

During the year ended December 31, 2001, the Company sold 200,000 shares of its common stock to an affiliate for $250,000.

On September 28, 2001, an unrelated third party purchased a total of 96,000 shares of the Company's common stock at a price of $1.25 per share for an aggregate purchase price of $120,000. That investor also received a warrant to purchase up to an additional 96,000 shares of the Company's common stock at a price of $1.25 per share. The warrant expires at the close of business on September 28, 2006. In lieu of exercising this warrant, the holder may from time to time convert the warrant, in whole or in part, into a number of shares determined by dividing (a) the aggregate fair market value of the shares issuable upon exercise of the warrant minus the aggregate warrant price of such shares by (b) the fair market value of one share. If the Company's shares are traded in a public market, the fair market value of the shares shall be the average closing price of the shares reported for the ten business days immediately before holder delivers

                                CORPFIN.COM, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

4. SHAREHOLDERS' EQUITY (CONTINUED)

its Notice of Exercise to the Company. If the shares are not traded in a public market, the Company's board of directors shall determine fair market value in its reasonable good faith judgment.

On October 10, 2001, the Company adopted the Corpfin, Inc. 2001 Stock Option Plan (the 'Plan'), which expires in 2011 and enables it to grant incentive stock options and nonqualified stock options for up to an aggregate of 7,500,000 shares of its common stock. Incentive stock options granted under the Plan must conform to applicable federal income tax regulations and have an exercise price not less than the fair market value of shares at the date of grant (110% of fair market value for ten percent or more shareholders). Other options may be granted on terms determined by the board of directors or a committee of the board of directors.

The Company granted options for 1,000,000 shares of common stock on October 10, 2001. These options are exercisable at $1.25, and have been adjusted for stock splits, and vest 33% on May 1, 2002 and on each of the two anniversary dates thereafter.

During the year the Company issued 560,000 shares of its common stock to members of its management and consultants. The Company valued these shares at approximately $1.25 per share and recorded compensation of $700,000. During 2001, the Company received $80,000 in capital contributions from founding shareholders.

5.     RELATED PARTY TRANSACTIONS

During the first three months of 2000, the Company leased space under a lease agreement between an affiliate and an unrelated third party. The Company paid $11,856 to an affiliate for the first three months of 2000. During 2000, the Company shared the services of employees with affiliated entities. The Company compensates its employees based on their percentage of service to the Company. For the year ended December 31, 2000, the Company earned certain trading commissions from employees, family members and affiliated companies totaling $10,334. Also during the year ended December 31, 2000, the Company earned fee income of $208,000 from an affiliate.

During the year ended December 31, 2001, the Company earned trading commissions from employees, family members and affiliated companies totaling $124,745. The Company also earned $57,500 in commissions from J. P. Carey Enterprises, Inc., an affiliate, $17,500 of which was paid in securities. During the year ended December 31, 2001, the Company sold its client database to an affiliate for $80,000 and received $21,933 for technical support from another affiliate. As there was no accounting basis for the database, the transaction resulted in revenue and a gain of $80,000.

                                CORPFIN.COM, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6.     NET CAPITAL REQUIREMENTS

As a registered broker-dealer, Corpfin.com, Inc. is subject to the requirements of the Uniform Net Capital Rule 15c3-1 ("the Net Capital Rule") of the Securities and Exchange Act of 1934. The basic concept of the rule is liquidity, its object being to require a member firm to have at all times sufficient liquid assets to cover its current indebtedness. Specifically, the rule prohibits a broker-dealer from permitting its "aggregate indebtedness" to exceed fifteen times its "net capital" as those terms are defined. The Company is required to maintain minimum net capital of 6 2/3% of aggregate indebtedness or $100,000, whichever is greater. On December 31, 2001, Corpfin.com, Inc. had aggregate indebtedness of $8,079 and its net capital, as defined, was $134,502, which exceeded requirements by $34,503.

7.     COMMITMENTS AND CONTINGENCIES

The Company maintains no inventory of securities. When securities are purchased, the Company relies on a clearing agent or recognized financial institution to safekeep the securities and clear transactions.

In accordance with industry practice, customers and other dealers are not required to deliver cash or securities pursuant to securities transactions until settlement date. The Company is not exposed to risk of loss, other than the loss of commission income, should any counterparty to a securities transaction fail to fulfill his contractual obligation.

8.     OPERATING LEASE

During April 2000, the Company entered into a noncancelable lease agreement with a third party for office space.

Future minimum lease payments at December 31, 2001 were:


                          2002                               $84,071
                          2003                                64,788
                                                          ----------
                          Future minimum lease payments     $148,859
                                                          ==========



Rental expense for the year ended December 31, 2000 and 2001 was $98,342 and $89,854, respectively.

                                CORPFIN.COM, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


9.     CORRECTION OF AN ERROR

Subsequent to the issuance of the Company's audited financial statements for the year ended December 31, 2000, the Company discovered an error in its stock records. This error resulted in an understatement of the number of Preferred B shares issued as of December 31, 1999. The audited financial statements have been revised to reflect an additional 100,000 issued shares of Preferred B. This error impacted only the number of shares of preferred stock reported as outstanding and the allocation of proceeds between par value and additional paid-in capital. There was no change in total shareholders' equity or the results of operation.

10.        SUBSEQUENT EVENT

On February 7, 2002, the Company's board of directors authorized a 1-for-2.5 reverse stock split of the Company's $.001 par value common stock. All references in the accompanying financial statements and notes, to the number of common shares and per-share amounts, have been restated to give effect to the reverse stock split.


                                     Corpfin.com, Inc.
                                       Balance Sheet
                                     September 30, 2002
                                        (Unaudited)

ASSETS

Current assets:


Cash                                                                   $            92,069
Restricted cash                                                                     35,000
Advances to employees                                                               63,645
Office rental deposit                                                               42,877
Accounts receivable                                                                  1,861
                                                                       --------------------

Total current assets                                                               235,452

Furniture and equipment, net                                                         8,101
Other assets                                                                         1,208
                                                                       --------------------

Total assets                                                           $           244,761
                                                                       ====================
LIABILITIES AND SHAREHOLDERS' EQUITY

Current  liabilities:
    Accounts payable                                                   $             5,331
                                                                       --------------------
Total  current liabilities                                                           5,331

Shareholders' equity:
    Convertible preferred stock, Series A, $.001 par value; 35 shares
        authorized, 20 issued and outstanding                                            -
    Convertible preferred stock, Series B, $.001 par value;
        2,500,000 shares authorized, 600,000 issued and outstanding                    600
    Convertible preferred stock, Series C, $.001 par value; 1,000
        shares authorized, 100 issued and outstanding                                    -
    Common stock, $.001 par value; 95,000,000 share authorized,
        21,064,294 issued and outstanding                                           21,064
    Additional paid-in capital                                                   4,921,885
    Accumulated deficit                                                         (4,704,119)
                                                                       --------------------
Total shareholders' equity                                                         239,430
                                                                       --------------------
Total liabilities and shareholders' equity                             $           244,761
                                                                       --------------------


                 See accompanying notes to financial statements



                                          Corpfin.com, Inc

                                      Statements of Operations
                                             (Unaudited)

                                                                          For the Nine Months Ended
                                                                                 September 30,
                                                                       ---------------  -------------
                                                                               2001          2002
                                                                       ---------------  -------------

Revenues:
  Fee income and commissions
   (Related party transactions 2001 -
    157,160; 2002 - $102,268)                                                $158,132      $106,635
  Trading losses                                                              (14,413)            -
  Interest income                                                               2,662           835
  Sale of customer database to related party                                   80,000             -
  Fee for technical support from related party                                 21,933             -
                                                                       ---------------  -------------
 Total revenues                                                                248,314       107,470
                                                                       ---------------  -------------


Expenses:
  Compensation and benefits                                                   364,407       202,686
  Advertising expense                                                          13,460             -
  Depreciation and amortization                                               116,170        22,453
  Communications                                                               27,136        25,301
  Occupancy and equipment                                                       1,427             -
  Insurance expense                                                            12,641         7,684
  Other expenses                                                               12,863         8,850
  Rent expense                                                                 67,447        67,200
  Professional service expense                                                134,741       356,813
  Licenses and registrations                                                   15,382        22,788
  Travel and entertainment                                                     26,594         5,247
  Data processing expense                                                      24,373        29,219
                                                                       ---------------  -------------
Total expenses                                                                816,641       748,241
                                                                       ---------------  -------------

Net loss                                                               $     (568,327)  $  (640,771)
                                                                       ===============  =============
Net loss per share - basic and diluted                                 $        (0.03)  $     (0.03)
                                                                       ===============  =============

Weighted average number of common
shares outstanding  - basic and diluted                                    19,580,177    21,048,909
                                                                       ===============  =============

                See accompanying notes to financial statements.
                                      F-16


                                Corpfin.com, Inc.
                            Statements of Cash Flows
                                  (Unaudited)

                                                             For the Nine Months Ended
                                                                   September 30,
                                                       -------------------  -------------------
                                                              2001                 2002
                                                       -------------------  -------------------
OPERATING ACTIVITIES:
Net loss                                               $         (568,327)  $         (640,771)
Adjustments to reconcile net loss to net cash used in
  operating activities:
    Depreciation and amortization                                 116,170               22,453
    Stock issued for services                                           -              175,000
    Stock received for services                                   (17,500)                   -
    Trading losses on stock received for services                  14,413                    -
    Gain on stock received for services                             3,087                    -
    Increase in prepaid insurance                                  (2,609)               5,500
    Net changes in operating assets and liabilities:
      Accounts receivable                                               -                1,039
      Accounts payable                                             36,961               (2,749)
                                                       -------------------  -------------------
Net cash used in operating activities                            (417,805)            (439,528)
                                                       -------------------  -------------------


INVESTING ACTIVITIES:
Advances to employees                                              (8,895)             (41,250)
Purchase of equipment                                                   -                  (64)
Repayment of notes receivable from affiliates                      45,000                    -
                                                       -------------------  -------------------
Net cash used in investing activities                              36,105              (38,085)
                                                       -------------------  -------------------

FINANCING ACTIVITIES:
Issuance of common stock                                          350,000                    -
Additions to paid in capital                                            -              465,000
                                                       -------------------  -------------------

Net cash provided by financing activities                         350,000              465,000
Decrease in cash and cash equivalents                             (31,700)             (12,613)
Cash and cash equivalents at beginning of period                  232,252              104,682
                                                       -------------------  -------------------
Cash and cash equivalents at end of period             $          201,552   $           92,069
                                                       ===================  ===================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid for interest and taxes                   $                -   $                -
                                                       ===================  ===================

    Non-cash capital contributions                     $                -   $          175,000
                                                       ===================  ===================

                 See accompanying notes to financial statements



                                        Corpfin.com, Inc.
                           Statement of Changes in Shareholders' Equity

                                                                       Convertible               Convertible
                                            Common Stock            Preferred Stock A         Preferred Stock B
                                      -------------------------    --------------------    -------------------------
                                        Shares         Amount      Shares      Amount        Shares         Amount
                                      ------------    ---------    -------     --------    -----------     ---------
Balance, December 31, 2001             20,924,294  $    20,924         20      $   -          600,000       $   600

     Common stock issued for services     140,000          140          -          -                -             -

     Capital contribution                       -            -          -          -                -             -

     Net loss                                   -            -          -          -                -             -

Balance, September 30, 2002
    (Unaudited)                        21,064,294       21,064         20          -          600,000           600
                                      ============    =========    =======     ========    ===========     =========



                 See accompanying notes to financial statements

                                      F-18



                                    Corpfin.com, Inc.
                         Statement of Changes in Shareholders' Equity

                                            Convertible
                                        Preferred Stock C     Additional       Retained         Total
                                      --------------------     Paid-In         Earnings      Shareholders'
                                      Shares      Amount       Capital        (Deficit)         Equity
                                      -------    ---------    -----------     -----------    -------------

Balance, December 31, 2001               100     $    -       $4,282,025     $(4,063,348)  $   240,201

     Common stock issued for services      -          -          174,860           -           175,000

     Capital contribution                  -          -          465,000           -           465,000

     Net loss                              -          -             -           (640,771)     (640,771)

Balance, March 31, 2002 (Unaudited)      100          -        4,921,885      (4,704,119)      239,430
                                      =======    =========    ===========     ===========    =============


                 See accompanying notes to financial statements

                                Corpfin.com, Inc.
                          Notes to Financial Statements

                           September 30, 2001 and 2002

                                   (Unaudited)



1.     BASIS OF PRESENTATION

The accompanying interim condensed financial statements for the nine-month periods ended September 30, 2002 and 2001 are unaudited and include all adjustments considered necessary by Management for a fair presentation. The results of operations realized during an interim period are not necessarily indicative of results to be expected for a full year. These condensed financial statements should be read in conjunction with the information filed as part of the Company's Registration Statement on Form SB-2, of which this Prospectus is a part.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Certain amounts in prior period financial statements have been reclassified to conform to the current period presentation.

     You should rely on the information contained in this document. No person is authorized to give information that is not contained in this document.
This information is correct only as of the date set forth on the cover page, regardless of the time of the delivery of this prospectus.

     Until [________], 2003 (90 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company has a provision in its charter, by-laws, or other contracts providing for indemnification of its officers and directors.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses payable by the Registrant in connection with the registration and distribution of the Common Stock registered hereby are as follows:
--------------------------------------------------------------------------------
     SEC filing fee                                                     $    294
--------------------------------------------------------------------------------
     Accounting fees                                                      25,000
     Legal and professional                                                7,500

     Other (including opinion from qualified independent underwriter)     30,000

         Total                                                           $62,794
================================================================================


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     During the three years preceding the filing of this registration statement, Registrant has issued securities without registration under the Securities Act on the terms and circumstances described in the following paragraphs:

     1. In April 1999, 19,000,000 shares of Common Stock were issued and sold for $111,111 in gross proceeds to four founders, 400,000 shares of Common Stock were issued and sold to Promethean Strategic Advisors for services in connection with our formation, and 15 shares of Series A Preferred Stock were issued and sold to one individual for services relating to an employment contract. The services were valued at $2,000 and $3,000, respectively.

     2. In August 1999, five shares of Series A Preferred Stock were issued and sold for $500,000 in gross proceeds to one accredited investor.

     3. In November and December 1999, 400,000 shares of Series B Preferred Stock were issued and sold for $799,970 in gross proceeds to two accredited investors.

     4. In January 2000, 200,000 shares of Series B Preferred Stock were issued and sold for $500,000 in gross proceeds to one accredited investor. In 2000, 80,000 shares of Common Stock were issued and sold for $100,000 in gross proceeds to an accredited investor, and 28,294 shares of common stock were
issued for services valued at $35,367 to another accredited investor.    In
November 2000, 100 shares of Series C Preferred Stock were issued and sold for $250,000 in gross proceeds to one accredited investor.

     5. In 2001, 296,000 shares of Common Stock were issued and sold for $370,000 in gross proceeds to two accredited investors. One such investor also received a warrant to purchase up to an additional 96,000 shares of the Registrant's Common Stock at a price of $1.25 per share. The warrant expires at the close of business on September 28, 2006. In lieu of exercising this warrant, the holder may from time to time convert the warrant, in whole or in part, into a number of shares determined by dividing (a) the aggregate fair market value of the shares issuable upon exercise of the warrant minus the aggregate warrant price of such shares by (b) the fair market value of one share. If the Registrant's shares are traded in a public market, the fair market value of the shares shall be the average closing price of the shares reported for the ten business days immediately before holder delivers its Notice of Exercise to the Registrant. If the shares are not traded in a public market, the Registrant's board of directors shall determine fair market value in its reasonable good faith judgment.

          6. On October 10, 2001 options were granted to eight employees pursuant to the Registrant's Stock Option Plan to purchase a total of 1,000,000 shares of common stock. One third of the options vest on May 1, 2002 with one third vesting on May 1, 2003 and one third vesting on May 1, 2004. The exercise price is $1.25 per share of common stock. The Registrant also issued 560,000 shares of Common Stock to key employees in consideration for past services rendered in connection with their employment as officers and directors and as a retention incentive. Such services and retention incentive were valued at $700,000, collectively for the key employees receiving the stock compensation. These shares were valued at $1.25 per share and, therefore, the Registrant recognized expense of $700,000.

          7. From September 2001 through December 2001, 560,000 of a total of 700,000 shares of Common Stock were issued in consideration for services recorded at $700,000. In January 2002, the remaining 140,000 shares of Common Stock recorded at $175,000 were issued.

     Each transaction with Registrant was negotiated in face-to-face discussions between executives of Registrant and each investor. Registrant provided each such investor with business and financial information. Each such investor had the opportunity to ask questions of and receive answers from executive officers of Registrant and was provided with access to Registrant's documents and records in order to verify the information provided. Because of sophistication, education, business acumen, financial resources and position, each such investor had an equal or superior bargaining position in its dealings with Registrant. Each purchaser confirmed in writing that the securities were being acquired for investment and that the certificates evidencing the securities would bear a restrictive legend; such certificates do bear a restrictive legend. No underwriter participated in the foregoing transactions, and no underwriting discounts or commissions were paid.

     The foregoing issuances and sales of securities were effected in reliance upon the exemption from registration provided by section 4(2) under the Securities Act of 1933, as amended.

     On February 7, 2002, Registrant effected a 1-for-2 1/2 stock split of its issued and outstanding common stock, which decreased its issued and outstanding shares from 52,660,735 shares to 21,064,294 shares, without the payment of any commission or other remuneration, in reliance on the exemption from registration provided in section 3(a)(9) under the Securities Act of 1933, as amended. All previous references to the number of shares of common stock give retroactive effect to the reverse stock split, unless otherwise specified.

ITEM 27. EXHIBITS.

1.1     Underwriting Agreement*
3.1      Amended Articles of Incorporation*
3.2      By-Laws*
4.1      Specimen of Certificate of Common Stock*
5.1      Opinion of Gary B. Wolff, P.C.**
10.1     Clearing agreement*
10.2     Stock option plan*
10.3     Lease for Office*
10.4     Consulting agreement - eSAFETYWORLD, Inc.*
10.5     First Amendment to Consulting Agreement with eSAFETYWORLD, Inc.*
10.6     Form of Series A Preferred Stock Purchase Agreement*
10.7     Form of Series B Preferred Stock Purchase Agreement*
10.8     Series C Preferred Stock Subscription Agreement*
10.9     Warrant Agreement*
16.1     E&Y Letter on Change in Certifying Accountant*
16.2     Grassi Letter on Change in Certifying Accountant*
23.1     Consent of Sherb & Co., L.L.P.**
23.2     Consent of Gary B. Wolff, P.C. (included in exhibit 5.1)**

*        Previously filed
**       Filed with this Amendment

The exhibits are not part of the prospectus and will not be distributed with the prospectus.

ITEM 28. UNDERTAKINGS.

     Subject to the terms and conditions of Section 15(d) of the Securities and Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission hereto before or hereafter duly adopted pursuant to authority conferred in that section.

     The Registrant further undertakes:

     (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against `public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue

     The Registrant is registering securities under Rule 415 of the Securities Act and hereby undertakes:

     1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               i. Include any prospectus required by Section 10(a)(3) of the Securities Act;

               ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               iii. Include  any  additional  or changed material information on the  plan  of  distribution.

     2. That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Atlanta, State of Georgia, on the 30th day of January, 2003.


                                         Corpfin.com, Inc.



                                          By  /s/ John C.  Canouse

                                          ------------------------------------
                                          John  C.  Canouse,
                                          Chief Executive Officer and Chairman


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


SIGNATURE                           TITLE                            DATE
---------                           -----                          ---------
/s/ Jose A. Auffant                Director                         January 30, 2003
-------------------------------
Jose A. Auffant


/s/ Jimmie N. Carter               CFO                              January 30, 2003
-------------------------------
Jimmie N. Carter


/s/ Joseph P. Tabback              Director                         January 30, 2003
-------------------------------
Joseph P. Tabback


/s/ Janet L. Thompson              Director                         January 30, 2003
-------------------------------
Janet L. Thompson
